Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ODYSSEY MARINE EXPLORATION, INC.,

OCEANUS MERGER SUB, INC.,

and

AMERICAN OCEAN MINERALS CORPORATION

April 8, 2026

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TABLE OF CONTENTS (CONT’D)

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TABLE OF CONTENTS (CONT’D)

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EXHIBITS

Exhibit A – Definitions

Exhibit B – Form of Amended and Restated Articles of Incorporation of Odyssey

Exhibit C – Form of Appraisal Rights Waiver

Exhibit D – Form of Odyssey Support Agreement

Exhibit E – Form of AOM Support Agreement

Exhibit F – Form of Share Lockup Agreement

SCHEDULES

Schedule A – Non-Core Asset Transactions

Schedule B – Preliminary Merger Consideration Calculation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 8, 2026 (this “Agreement”), is entered into by and among Odyssey Marine Exploration, Inc., a Nevada corporation (“Odyssey”), Oceanus Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Odyssey (“Merger Sub” and, together with Odyssey, the “Odyssey Parties”), and American Ocean Minerals Corporation, a Delaware corporation (“AOM”). Odyssey, Merger Sub and AOM are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

W I T N E S S E T H

WHEREAS, (a) as of the date hereof, the AOM Stockholders own all of the issued and outstanding capital stock of AOM, and (b) immediately prior to the Effective Time, the Bridge Investors and the PIPE Investors shall, pursuant to the Subscription Agreements, become AOM Stockholders and, together with the other AOM Stockholders, shall own all of the issued and outstanding capital stock of AOM as of the Effective Time;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which, in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into AOM, with AOM surviving such merger (the “Merger”), whereby each issued and outstanding share of AOM Common Stock will be exchanged for Odyssey Common Stock as further described herein;

WHEREAS, as a result of the Merger, Merger Sub will cease to exist and AOM will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Odyssey;

WHEREAS, the board of directors of Odyssey (the “Odyssey Board”) has established a special transaction committee consisting solely of independent and disinterested directors (the “Odyssey Special Transaction Committee”) and delegated to the Odyssey Special Transaction Committee the exclusive power and authority to, among other things, review, consider, evaluate, negotiate, reject or determine to not proceed with, recommend or not recommend potential business combination transactions involving Odyssey, on the one hand, and AOM, CIC (as defined below) and OML (as defined below), on the other hand;

WHEREAS, the Odyssey Special Transaction Committee has unanimously determined, by duly adopted resolutions, that this Agreement and the transactions contemplated hereby, including the Merger, the issuance of shares of Odyssey Common Stock in connection with the Merger (the “Odyssey Share Issuance”), the issuance of Odyssey Assumed Warrants (as defined below) in connection with the Merger (including the issuance of shares of Odyssey Common Stock issuable upon exercise of the Odyssey Assumed Warrants) (the “Odyssey Assumed Warrants Issuance”), and the amendment to Odyssey’s Articles of Incorporation in the form of the A&R Odyssey Articles (the “Odyssey Articles Amendment”), are fair to and in the best interests of Odyssey and the Odyssey Shareholders, and has recommended that the Odyssey Board approve, adopt, and declare advisable this Agreement and the transactions contemplated hereby, and recommend that the Odyssey Shareholders approve the Transaction Proposals (as defined below);

WHEREAS, acting upon the unanimous recommendation of the Odyssey Special Transaction Committee, the Odyssey Board has unanimously determined, by duly adopted resolutions, that this Agreement and the transactions contemplated hereby, including the Merger, the Odyssey Share Issuance, and the Odyssey Articles Amendment, are fair to and in the best interests of Odyssey and the Odyssey Shareholders, and has (a) approved, adopted, and declared advisable this Agreement and the transactions contemplated hereby, (b) directed that the Odyssey Share Issuance and the Odyssey Articles Amendment be submitted to a vote of the Odyssey Shareholders, and (c) resolved to recommend that the Odyssey Shareholders approve (x) the Odyssey Share Issuance for purposes of the rules and regulations of Nasdaq and (y) the Odyssey Articles Amendment;

WHEREAS, the board of directors of AOM (the “AOM Board”) has unanimously determined, by duly adopted resolutions, that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of AOM and the AOM Stockholders, and has (a) approved, adopted, and declared advisable this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth herein, (b) directed that this Agreement be submitted to the AOM Stockholders for adoption and approval, and (c) resolved to recommend that the AOM Stockholders adopt and approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously determined, by duly adopted resolutions, that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder, and has (a) approved, adopted, and declared advisable this Agreement and the transactions contemplated hereby, (b) directed that this Agreement be submitted to Merger Sub’s sole stockholder for adoption, approval, and ratification, and (c) resolved to recommend that Merger Sub’s sole stockholder adopt and approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, immediately following the execution of this Agreement, the sole stockholder of Merger Sub will deliver a written consent adopting, approving, and ratifying this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, prior to the Closing, Odyssey shall adopt an Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit B (the “A&R Odyssey Articles”), on the terms and subject to the conditions set forth herein;

WHEREAS, contemporaneously with the execution of this Agreement, and as a condition to the willingness of the Parties to enter into this Agreement, certain AOM Stockholders and certain Bridge Investors are entering into an appraisal rights waiver, substantially in the form attached hereto as Exhibit C (each, an “Appraisal Rights Waiver”), pursuant to which each such Person has agreed, on the terms and subject to the conditions set forth therein, to, among other things, waive any appraisal rights such Person may have in connection with the transactions contemplated by this Agreement, including the Merger;

WHEREAS, contemporaneously with the execution of this Agreement, and as a condition to the willingness of the Parties to enter into this Agreement, certain directors and officers of Odyssey who hold shares of Odyssey Common Stock, together with certain other Odyssey Shareholders, as set forth on Section 1.01 of the Odyssey Disclosure Schedule (collectively, the “Odyssey Specified Shareholders”), are entering into a support agreement, substantially in the form attached hereto as Exhibit D, pursuant to which each Odyssey Specified Shareholder has agreed, on the terms and subject to the conditions set forth therein, to, among other things, vote all shares of Odyssey Common Stock held by such Odyssey Specified Shareholder in favor of, and to support the consummation of, the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, contemporaneously with the execution of this Agreement, and as a condition to the willingness of the Parties to enter into this Agreement, the AOM Stockholders set forth on Section 1.01 of the AOM Disclosure Schedule (collectively, the “AOM Specified Stockholders”), are entering into a support agreement, substantially in the form attached hereto as Exhibit E, pursuant to which each AOM Specified Stockholder has agreed, on the terms and subject to the conditions set forth therein, to, among other things, vote all shares of AOM Common Stock held by such AOM Specified Stockholder in favor of, and to support the consummation of, the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, contemporaneously with the execution of this Agreement, and as a condition to the willingness of the Odyssey Parties to enter into this Agreement, certain AOM Stockholders and Bridge Investors are entering into lockup agreements with Odyssey, substantially in the form attached hereto as Exhibit F, pursuant to which such AOM Stockholders have agreed to certain restrictions on the transfer of shares of Odyssey Common Stock held by or issued to them pursuant to Article II, such restrictions to become effective as of the Closing;

WHEREAS, AOM entered into subscription agreements (as amended or modified from time to time, the “Bridge Subscription Agreements”), with certain third-party investors (the “Bridge Investors”), pursuant to which the Bridge Investors provided aggregate financing in the amount of $75,612,000 (the “Bridge Financing”) through the purchase of convertible debentures of AOM (the “Bridge Debentures”), on the terms and subject to the conditions set forth in the Bridge Subscription Agreements, which Bridge Debentures shall, pursuant to the Bridge Subscription Agreements, automatically convert into shares of AOM Common Stock immediately prior to the Effective Time, such that the Bridge Investors shall become AOM Stockholders immediately prior to the consummation of the Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the transactions contemplated hereby, AOM has entered into a share subscription agreement (as amended or modified from time to time, the “PIPE Subscription Agreement” and, together with the Bridge Subscription Agreements, the “Subscription Agreements”), with certain third-party investors (the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide aggregate financing in the amount of $156,000,000 (the “PIPE Investment”), on the terms and subject to the conditions set forth in the PIPE Subscription Agreement and the related warrant agreements to be entered into at the closing of the PIPE Investment (the “AOM PIPE Warrant Agreements”), through the subscription for and purchase of (a) shares of AOM Common Stock, which shares shall, pursuant to the PIPE Subscription Agreement, be issued immediately prior to the Effective Time, such that the PIPE Investors shall become AOM Stockholders immediately prior to the consummation of the Merger and (b) warrants representing the right to purchase 100% of the shares of AOM Common Stock purchased pursuant to the PIPE Subscription Agreement (the “AOM PIPE Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the transactions contemplated hereby, AOM and Odyssey have entered into a note purchase agreement and a security and pledge agreement, pursuant to which AOM has agreed to purchase certain senior secured notes issued by Odyssey for the purpose of bridging Odyssey’s financing needs through the Closing; and

WHEREAS, the Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (with this Agreement being adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 for purposes of Section 354 of the Code) and, together with certain other transactions occurring in connection with the Merger, as a transaction described under Section 351(a) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub will merge with and into AOM at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub will cease, and AOM will continue as the Surviving Corporation and as a wholly owned Subsidiary of Odyssey.

Section 1.2 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger, in form and substance reasonably acceptable to AOM and Odyssey (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other date or time as Odyssey and AOM may agree in writing and specify in the Certificate of Merger (such time, the “Effective Time”).

Section 1.3 Governing Documents. At the Effective Time, Odyssey shall cause the Organizational Documents of the Surviving Corporation to be amended and restated in their entirety to contain the provisions set forth in the Organizational Documents of Merger Sub as in effect immediately prior to the Effective Time.

Section 1.4 Directors and Officers.

(a) From and after the Effective Time, and until their successors are duly elected or appointed and qualified in accordance with applicable Law: (i) the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation; and (ii) the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation.

(b) Prior to the Effective Time, Odyssey shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take all necessary corporate action so that, as of the Effective Time, the Odyssey Board shall consist of seven (7) directors, comprised of: (i) the individuals listed in Section 1.4(b) of the AOM Disclosure Schedule; and (ii) the Post-Closing Odyssey Chief Executive Officer; provided, however, that if any individual listed in Section 1.4(b) of the AOM Disclosure Schedule is, prior to the Effective Time, unwilling, unable or no longer capable of serving as a director as of the Effective Time, AOM shall have the right to designate a replacement individual, subject to good-faith consultation with Odyssey, and provided further that any such replacement individual shall meet the applicable standards to serve as a director under the rules and regulations of Nasdaq and Odyssey’s applicable policies regarding director qualifications. Subject to applicable Law and consistent with Odyssey’s Organizational Documents, Odyssey shall, with AOM’s assistance, prepare and mail to Odyssey Shareholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder at least ten (10) days prior to the Effective Time. AOM shall timely provide Odyssey with all information regarding AOM, its director designees, and their respective Affiliates required for compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Odyssey may rely on such information for purposes thereof.

(c) Prior to the Effective Time, Odyssey shall take all necessary corporate action so that, as of the Effective Time, the individual listed in Section 1.4(c) of the AOM Disclosure Schedule shall serve as the Chief Executive Officer of Odyssey, so long as such individual is willing and able to serve (the “Post-Closing Odyssey Chief Executive Officer”); provided, however, that if such individual is, prior to the Effective Time, unwilling, unable or no longer capable of serving as the Post-Closing Odyssey Chief Executive Officer as of the Effective Time, AOM shall have the right to designate a replacement individual, subject to good-faith consultation with Odyssey.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1 Closing Date Statement. Not less than five (5) Business Days prior to the Closing Date, AOM shall deliver to Odyssey a statement, signed by AOM’s Chief Executive Officer, that (A) identifies each AOM Stockholder of record, as well as each Bridge Investor and PIPE Investor who will, pursuant to the Subscription Agreements, become an AOM Stockholder immediately prior to the Closing, (B) specifies the number of shares of AOM Common Stock owned (or to be owned immediately prior to the Closing) by each such AOM Stockholder, Bridge Investor, or PIPE Investor, and (C) with respect to each AOM Stockholder identified on Section 2.3(d) of the AOM Disclosure Schedule, sets forth the number of shares of Odyssey Common Stock that such AOM Stockholder will be entitled to receive pursuant to this Article II, together with the beneficial ownership (as defined in Section 13(d) of the Exchange Act) of shares of

Odyssey Common Stock held by such AOM Stockholder immediately after the Effective Time, including the beneficial ownership of shares of Odyssey Common Stock held by such AOM Stockholder’s Affiliates, in each case as reasonably necessary to enable Odyssey and the Exchange Agent to determine and effect the proper allocation of Merger Consideration between Odyssey Common Stock and Odyssey New Preferred Shares pursuant to Section 2.3(d) (the “Closing Date Capitalization Statement”). The Odyssey Parties, the Surviving Corporation, the Exchange Agent and each of their respective directors, officers, employees, representatives and Affiliates shall be entitled to rely conclusively on, and all AOM Stockholders shall be bound for all purposes under this Agreement by, the information set forth in the Closing Date Capitalization Statement (subject to any modifications agreed to in writing between Odyssey and AOM prior to the Effective Time, including to reflect (without prejudice to the condition set forth in Section 6.3(e)(i)) the actual amount of the PIPE Investment consummated prior to the Effective Time).

Section 2.2 Calculation of the Merger Consideration.

(a) Merger Consideration. Odyssey shall issue at the Closing with respect to AOM Common Stock, an aggregate number of shares of Odyssey Common Stock (or equivalent in the form of Odyssey New Preferred Shares as set forth in Section 2.3(d)) equal to the Exchange Ratio multiplied by the AOM Common Stock Amount (the “Merger Consideration”). Schedule B includes a preliminary calculation of the Merger Consideration and AOM Common Stock Amount as of the date hereof.

(b) Determination of AOM Common Stock Amount. The “AOM Common Stock Amount” shall be the sum of:

(i) the number of shares of AOM Common Stock outstanding on the date of hereof, as set forth in Section 3.3;

(ii) the number of shares of AOM Common Stock issued immediately prior to the Effective Time pursuant to, and in connection with, the Bridge Debentures, including any additional shares of AOM Common Stock issuable upon conversion of the Bridge Debentures pursuant to the anti-dilution provisions of that certain Contract set forth on Section 2.2(b)(ii) of the AOM Disclosure Schedule (the “Anti-Dilution Agreement”); and

(iii) the number of shares of AOM Common Stock issued immediately prior to the Effective Time pursuant to the PIPE Agreements.

(c) Notwithstanding any other provision in this Agreement, if, in the determination of AOM,

(i) the AOM Stockholders (together with any other persons receiving stock of Odyssey pursuant to the Specified CIC and OML Agreements) will not be in “control” of Odyssey within the meaning of Section 368(c) of the Code immediately after the closing of the Merger and the transactions contemplated by the Specified CIC and OML Agreements, or

(ii) the Merger Consideration will not satisfy the requirement under Section 368(a)(2)(E)(ii) of the Code,

the Merger Consideration shall be adjusted such that the AOM Stockholders otherwise receiving Odyssey New Preferred Shares will receive (in lieu of Odyssey New Preferred Shares) an amount of Odyssey Common Stock sufficient (as reasonably determined by AOM and based on advice of nationally recognized tax counsel) for the AOM Stockholders (together with any persons receiving stock of Odyssey pursuant to the Specified CIC and OML Agreements) to so be in “control” of Odyssey at such time and for the Merger Consideration to satisfy the requirement under Section 368(a)(2)(E)(ii) of the Code.

Section 2.3 Payment of the Merger Consideration.

(a) Exchange Agent; Exchange Agent Fund. Prior to the Effective Time, Odyssey shall appoint a Person authorized to act as an exchange agent in connection with the transactions contemplated by this Agreement, which Person shall be reasonably acceptable to AOM (the “Exchange Agent”), and enter into an exchange agent agreement reasonably acceptable to Odyssey and AOM with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of (i) exchanging AOM Common Stock for the Merger Consideration in accordance with this Agreement and (ii) delivering or facilitating the delivery of the Merger Consideration to the AOM Stockholders in accordance with this Agreement. At the Effective Time, Odyssey shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of AOM Stockholders (including the Bridge Investors and PIPE Investors that will become AOM Stockholders immediately prior to the Effective Time), evidence of book-entry shares representing a number of whole shares of Odyssey Common Stock and Odyssey New Preferred Shares equal to the aggregate Merger Consideration deliverable to AOM Stockholders pursuant to this Article II (such shares, the “Exchange Agent Fund”). The Exchange Agent Fund shall be held and disbursed in accordance with the terms of this Agreement and the Exchange Agent Agreement.

(b) Subject to Section 2.5, at the Closing, Odyssey shall cause to be issued or paid from the Exchange Agent Fund to each AOM Stockholder holding AOM Common Stock immediately prior to the Effective Time (other than shares of AOM Common Stock canceled pursuant to Section 2.4(c) and any AOM Dissenting Shares) evidence of book-entry shares representing the number of shares of Odyssey Common Stock and Odyssey New Preferred Shares comprising the portion of the aggregate Merger Consideration payable in respect of such AOM Common Stock. Notwithstanding anything to the contrary herein, any shares of Odyssey Common Stock or Odyssey New Preferred Shares issued pursuant to this Article II to any AOM Stockholder or Bridge Investor that is subject to a lockup agreement entered into in connection with this Agreement, substantially in the form attached hereto as Exhibit E, shall be issued subject to the terms of such lockup agreement, and Odyssey shall cause appropriate stop-transfer instructions and appropriate book-entry notations and holder notices reflecting such restrictions to be made in the records of Odyssey or its transfer agent.

(c) Notwithstanding anything to the contrary contained herein, in no event shall Odyssey be required to pay an amount in excess of the Merger Consideration as calculated in accordance with Section 2.2.

(d) The AOM Stockholders identified on Section 2.3(d) of the AOM Disclosure Schedule shall, to the extent that receipt of shares of Odyssey Common Stock as Merger Consideration would cause such Persons and their respective Affiliates to beneficially own (as defined in Section 13(d) of the Exchange Act) more than 4.99% of the outstanding shares of Odyssey Common Stock immediately after the Closing, receive, in lieu of the shares of Odyssey Common Stock in excess of such 4.99% threshold, a number of Odyssey New Preferred Shares convertible into an equivalent number of shares of Odyssey Common Stock.

Section 2.4 Conversion of AOM Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any holder of AOM securities:

(a) Conversion of AOM Common Stock. Each issued and outstanding share of AOM Common Stock (other than shares canceled pursuant to Section 2.4(c) and any AOM Dissenting Shares) shall, subject to Section 2.2(c), be canceled and automatically converted into the right to receive a number of shares of Odyssey Common Stock or Odyssey New Preferred Shares, as applicable, equal to the Exchange Ratio (the “Per Share Merger Consideration”), as adjusted from time to time in accordance with Section 2.5(c), payable, without interest, to the applicable AOM Stockholder in accordance with Section 2.3(a) and Section 2.5.

(b) Conversion of AOM PIPE Warrants. Each AOM PIPE Warrant that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to acquire shares of AOM Common Stock and shall be assumed by Odyssey and converted into a warrant to purchase shares of Odyssey Common Stock (each, an “Odyssey Assumed Warrant,” and collectively, the “Odyssey Assumed Warrants”), on the same terms and conditions as were applicable to such AOM PIPE Warrant immediately prior to the Effective Time, except as expressly provided herein. The shares of Odyssey Common Stock issuable upon exercise of the Odyssey Assumed Warrants are referred to as the “Odyssey Assumed Warrant Shares.” The number of Odyssey Assumed Warrant Shares issuable upon exercise of each Odyssey Assumed Warrant shall be equal to the number of shares of AOM Common Stock subject to such AOM PIPE Warrant immediately prior to the Effective Time, multiplied by a fraction, (x) the numerator of which is the exercise price in effect immediately prior to the Effective Time and (y) the denominator of which is the exercise price in effect immediately following the Effective Time. The exercise price per share of each Odyssey Assumed Warrant shall be equal to (i) the exercise price per share of AOM Common Stock otherwise purchasable pursuant to such AOM PIPE Warrant immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, with such exercise price rounded up to the nearest one-hundredth of a dollar.

(c) Cancellation of Treasury Stock and Odyssey-Owned Stock. Each share of AOM Common Stock held in the treasury of AOM or owned by Odyssey or Merger Sub immediately prior to the Effective Time shall be canceled automatically without any conversion thereof, and no payment or distribution shall be made with respect to such shares.

(d) Equity Interests of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid, and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time.

Section 2.5 Exchange Procedures for AOM Stockholders.

(a) Payment Procedures. Prior to the Closing, AOM shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to each AOM Stockholder, Bridge Investor and PIPE Investor entitled to receive Per Share Merger Consideration pursuant to Section 2.4(a), a letter of transmittal in a form to be mutually agreed by AOM and Odyssey prior to the Closing, with such modifications as may be reasonably required by the Exchange Agent (the “AOM Letter of Transmittal”), together with any notice required under Section 262 of the DGCL. Subject to the conditions in Article VI, if an AOM Stockholder, Bridge Investor or PIPE Investor fails to deliver a duly executed and completed AOM Letter of Transmittal at least three (3) Business Days prior to the Closing Date, such failure shall not alter, limit, or delay the Closing; provided, however, that such AOM Stockholder, Bridge Investor or PIPE Investor shall not be entitled to receive its Per Share Merger Consideration until it delivers a duly executed and completed AOM Letter of Transmittal to the Exchange Agent. Upon such delivery, such AOM Stockholder, Bridge Investor or PIPE Investor shall be entitled to receive, subject to this Agreement, the Per Share Merger Consideration payable in respect of the shares of AOM Common Stock referenced therein. Until surrendered as contemplated by this Section 2.5, each share of AOM Common Stock shall, at all times after the Effective Time, represent only the right to receive the Per Share Merger Consideration upon such surrender in accordance with this Article II.

(b) No Further Rights. All Per Share Merger Consideration paid upon the surrender of AOM Common Stock in accordance with this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to such shares. No further transfers shall be registered on the stock transfer books of the Surviving Corporation with respect to shares of AOM Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of AOM Common Stock shall cease to have any rights as stockholders of AOM, except as provided in this Agreement or required by applicable Law.

(c) Changes in Odyssey Stock. If, between the date of this Agreement and the Effective Time, the outstanding shares of Odyssey Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend (including any stock dividend of securities convertible into Odyssey Common Stock, other than in connection with the Non-Core Asset Transactions), consolidation, reorganization, reclassification, recapitalization, combination, exchange of shares or similar event, in each case effected in accordance with the terms of this Agreement, then the Merger Consideration payable pursuant to the Merger shall be appropriately adjusted to reflect fully the effect of such event so that the recipients thereof shall receive the same economic benefit as contemplated by this Agreement and the Merger prior to such event. For the avoidance of doubt, to the extent that the Merger Consideration is payable in Odyssey New Preferred Shares in lieu of Odyssey Common Stock in accordance with this Agreement, any adjustment to the Merger Consideration pursuant to this Section 2.5(c) shall apply equally to such Odyssey New Preferred Shares on an as-converted to Odyssey Common Stock basis. As so adjusted, the Merger Consideration shall, from and after the date of such event, be the Merger Consideration payable per share of AOM Common Stock hereunder, subject to further adjustment pursuant to this Section 2.5(c). In the event that the Reverse Stock Split contemplated by Section 5.19 occurs, the Parties agree that the corresponding adjustment to the Merger Consideration contemplated by this Section 2.5(c) shall be effected by multiplying the Exchange Ratio by the applicable split ratio (expressed as a fraction) as announced by Odyssey, and, for the avoidance of doubt, such adjustment shall not give effect to, or take into account, any rounding up to whole shares implemented in connection with such Reverse Stock Split. By way of example (and assuming there have been no prior adjustments effected pursuant to this Section 2.5(c)), if the Reverse Stock Split implements a 1-for-20 reverse stock split, the resulting Exchange Ratio as adjusted by this Section 2.5(c) will be 0.2251, which is the product of multiplying 4.5017 by 0.05.

(d) Fractional Shares. No fractional shares of Odyssey Common Stock shall be issued in exchange for AOM Common Stock. In lieu thereof, the Exchange Agent shall round each fractional share up or down to the nearest whole share, with 0.5 rounded up. No cash payments shall be made in respect of fractional shares eliminated by rounding.

(e) Dividends. No dividends or other distributions declared with respect to Odyssey Common Stock, the record date for which falls at or after the Effective Time, shall be paid to any AOM Stockholder that has not delivered a properly completed, duly executed AOM Letter of Transmittal. After such delivery, such AOM Stockholder shall be entitled to receive, without interest, any such dividends or other distributions that became payable with respect to Odyssey Common Stock issuable to such stockholder.

(f) AOM Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any AOM Dissenting Share shall not be converted into the right to receive its applicable portion of the Merger Consideration, but instead shall be converted into the right to receive such consideration as may be determined to be payable with respect to such share in accordance with the DGCL. Each holder of AOM Dissenting Shares who becomes entitled to payment under the DGCL shall receive payment therefor solely in accordance with the DGCL (and only after the value of such shares has been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any AOM Dissenting Share loses its status as an AOM Dissenting Share, such share shall automatically be converted into the right to receive its applicable portion of the Merger Consideration as if it had never been an AOM Dissenting Share, and Odyssey shall deliver, or cause to be delivered, to the holder thereof, following satisfaction of the applicable conditions set forth in this Section 2.5, the applicable portion of the Merger Consideration. AOM shall promptly notify Odyssey of any demands for appraisal, withdrawals of such demands, or any other instruments served pursuant to the DGCL and received by AOM. AOM shall not, without Odyssey’s prior written consent, make or offer to make any payment with respect to, or settle or offer to settle, any claim relating to any AOM Dissenting Share. AOM shall, and shall cause its Affiliates to, enforce any contractual waivers of appraisal rights applicable to the Merger that have been granted by any AOM Stockholders, Bridge Investors or PIPE Investors.

Section 2.6 Withholding Rights. Each of the Parties, the Surviving Corporation, and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Laws (each, a “Withholding Party”); provided, however, that (a) except with respect to any withholding resulting from AOM’s failure to provide a FIRPTA Certificate pursuant to Section 5.6(c), each Withholding Party shall use commercially reasonable efforts to provide notice to the AOM Stockholders no less than five (5) days prior to any withholding, and (b) the Parties shall reasonably cooperate in good faith to reduce or eliminate any such withholding. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the AOM Stockholders in respect of whom such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AOM

Except as set forth in the disclosure schedules delivered by AOM to the Odyssey Parties concurrently with the execution of this Agreement (the “AOM Disclosure Schedule”), in each case under the corresponding section referenced below (or, to the extent it is reasonably apparent on its face that such disclosure qualifies or applies to another representation or warranty, under any other applicable section), and subject to the terms, conditions and limitations of this Agreement, AOM hereby represents and warrants to the Odyssey Parties as follows:

Section 3.1 Organization. AOM (a) is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware, and (b) has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business in all material respects as it is presently conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which AOM is a party. AOM is duly qualified, licensed or registered to transact business as a foreign entity, and is in good standing, under the Laws of each jurisdiction in which the character or location of its properties or assets, or the nature of its activities, requires such qualification, licensing or registration, except where the failure to be so qualified, licensed or registered would not reasonably be expected to have an AOM Material Adverse Effect.

Section 3.2 Authorization. AOM has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement by the holders of a majority of the voting power of the outstanding shares of AOM Common Stock (the “Requisite AOM Approval”). The Requisite AOM Approval will be obtained by the AOM Written Consent and, upon delivery, such Requisite AOM Approval will constitute the only vote or approval of the holders of any class or series of AOM’s capital stock necessary to adopt this Agreement and each Ancillary Agreement to which AOM is a party, and to approve the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of AOM. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each other party thereto, this Agreement and each such Ancillary Agreement constitute the legal, valid and binding obligations of AOM, enforceable against AOM in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the rights of creditors generally, and to general equitable principles (regardless of whether considered in a proceeding at Law or in equity).

Section 3.3 Capitalization. The authorized capital stock of AOM consists solely of two-hundred and fifty million (250,000,000) shares of AOM Common Stock. As of the date hereof, 106,777,300 shares of AOM Common Stock are issued and outstanding. All issued and outstanding shares of AOM Common Stock are duly authorized, validly issued, fully paid and nonassessable. Other than the shares of AOM Common Stock issuable pursuant to the Subscription Agreements, there will be no other changes to the capital stock of AOM between the date hereof and the Closing. None of the issued and outstanding shares of AOM Common Stock were issued in violation of any preemptive rights, Laws or Orders and, except as set forth on Section 3.3 of the AOM Disclosure Schedule, are owned, beneficially and of record, by the AOM Stockholders free and clear of all Liens. Except as set forth on Section 3.3 of the AOM Disclosure Schedule, (a) there are no stock appreciation, phantom stock, stock-based performance units, profit participation, restricted stock, restricted stock units, other equity-based compensation awards or similar rights with respect to AOM; and (b) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to AOM Common Stock or obligating AOM or any AOM Stockholder to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of AOM Common Stock or any other equity interest in AOM, including any security convertible into or exercisable for AOM Common Stock. Except as set forth on Section 3.3 of the AOM Disclosure Schedule, there are no Contracts to which AOM is a party that require AOM to repurchase, redeem or otherwise acquire any shares of AOM Common Stock or any securities convertible into or exchangeable for AOM Common Stock, or to make any investment in any other Person (collectively, the “Stockholders Rights”). The execution of this Agreement and the consummation of the Merger will not trigger any Stockholders Rights. Except as set forth on Section 3.3 of the AOM Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of AOM Common Stock or any other interests in AOM. Except as set forth on Section 3.3 of the AOM Disclosure Schedule, all AOM Stockholders, Bridge Investors and PIPE Investors are Accredited Investors. AOM Common Stock is uncertificated.

Section 3.4 AOM Subsidiaries. Section 3.4 of the AOM Disclosure Schedule sets forth a true and complete list of each Subsidiary of AOM, including the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the outstanding shares, share capital or other equity interests of each such Subsidiary owned by AOM or any other Subsidiary of AOM. Except as set forth in Section 3.4 of the AOM Disclosure Schedule, no equity interests of any Subsidiary of AOM are issued or outstanding. Each Subsidiary of AOM (a) is duly incorporated or organized, validly existing, and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of incorporation or organization, and (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently conducted. Except as set forth on Section 3.4 of the AOM Disclosure Schedule, (a) there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation awards or similar rights with respect to any Subsidiary of AOM; and (b) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to any capital stock of any Subsidiary of AOM or obligating any such Subsidiary of AOM or AOM to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of any Subsidiary of AOM or any other equity interest in any such Subsidiary of AOM, including any security convertible into or exercisable for any capital stock of any Subsidiary of AOM. Except as set forth on Section 3.4 of the AOM Disclosure Schedule, there are no Contracts to which AOM or any Subsidiary of AOM is a party that require any Subsidiary of AOM to repurchase, redeem or otherwise acquire any equity interests of such Subsidiary or any securities convertible into or exchangeable for equity interests of such Subsidiary, or to make any investment in any other Person (collectively, the “Subsidiary Equity Rights”). The execution of this Agreement and the consummation of the Merger will not trigger any Subsidiary Equity Rights. Except as set forth on Section 3.4 of the AOM Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of equity interests of any Subsidiary of AOM or any other interests in any such Subsidiary.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Section 3.5 of the AOM Disclosure Schedule, and subject to the receipt of the Requisite AOM Approval and the filing of the Certificate of Merger, and assuming the accuracy of (x) the representations and warranties of the Odyssey Parties contained in Section 4.4, and (y) the representations and warranties of the Odyssey Parties, CIC or OML contained in any Ancillary Agreement, neither the execution and delivery of this Agreement by AOM or any Ancillary Agreement to which AOM is a party, nor the performance by AOM of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will: (a) conflict with, or result in any breach of, any provision of the Organizational Documents of AOM or any of its Subsidiaries; (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, except for any such filing, consent, or approval that is required solely as a result of any facts or circumstances relating to Odyssey, CIC, OML or any of their respective Affiliates; (c) result in a material violation of, or a material default under (or give rise to any right of termination, cancellation or acceleration under), any AOM Contract or Lease; (d) result in the creation of any Lien on any property or asset of AOM or any of its Subsidiaries (other than Permitted Liens); or (e) violate in any material respect any Law or Order applicable to AOM or any of its Subsidiaries, except, in the case of clauses (b) through (e), for any such filings, consents, approvals, violations or defaults that would not reasonably be expected to have an AOM Material Adverse Effect.

Section 3.6 Financial Statements.

(a) AOM has made available to Odyssey the unaudited consolidated balance sheets of AOM and its Subsidiaries as of December 31, 2025 (the “Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of AOM and its Subsidiaries for the fiscal year then ended, together with the related notes and schedules and the report thereon of AOM’s independent auditors (collectively, the “Financial Statements”). Except as set forth on Section 3.6(a) of the AOM Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented (except as noted in the applicable notes), and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of AOM and its Subsidiaries as of the dates and for the periods indicated therein, except as otherwise noted. AOM has engaged its independent auditors to audit the Financial Statements and will deliver such audited financial statements, along with the report of its independent auditors, to Odyssey for inclusion in the Registration Statement.

(b) The books of account and other financial records of AOM and its Subsidiaries have been maintained accurately in all material respects in compliance with applicable Law. The transactions recorded therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of AOM and its Subsidiaries have been properly recorded therein in all material respects. AOM and its Subsidiaries have established and maintain a system of internal accounting controls designed to provide, in all material respects, reasonable assurance that: (i) transactions, receipts and expenditures of AOM and its Subsidiaries are executed and made only in accordance with appropriate authorizations of AOM’s management; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) unauthorized acquisition, use or disposition of AOM’s assets is prevented or timely detected; (iv) the amounts recorded for assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately.

(c) Except as set forth on Section 3.6(c) of the AOM Disclosure Schedule, neither AOM nor any of its Subsidiaries has any Indebtedness.

Section 3.7 No Undisclosed Liabilities. Except as set forth in the Balance Sheet or on Section 3.7 of the AOM Disclosure Schedule, neither AOM nor any of its Subsidiaries has any liabilities or obligations of the type required to be disclosed in the Balance Sheet in accordance with GAAP, whether accrued, absolute, contingent or otherwise, and whether arising out of any transaction entered into on or prior to the date hereof, any action or inaction occurring on or prior to the date hereof, any state of facts existing on or prior to the date hereof, or otherwise, except for liabilities or obligations that: (a) were incurred since the Balance Sheet Date, pursuant to or in connection with this Agreement or the transactions contemplated hereby, and which are set forth on Section 3.7 of the AOM Disclosure Schedule; (b) arise under any AOM Contract, none of which were incurred as a result of any breach of Contract or violation of Law; (c) are accurately accrued or reserved against on the face of the Balance Sheet; or (d) were incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date that are not material to AOM and its Subsidiaries, taken as a whole.

Section 3.8 Absence of Certain Changes. Except as set forth on Section 3.8 of the AOM Disclosure Schedule, since the Balance Sheet Date and through the date of this Agreement:

(a) AOM and its Subsidiaries have conducted their businesses in all material respects in a manner consistent with their nature and stage of development;

(b) neither AOM nor any of its Subsidiaries has sold, assigned, transferred, leased, abandoned or otherwise disposed of any properties or assets;

(c) no AOM Material Adverse Effect has occurred; and

(d) neither AOM nor any of its Subsidiaries has taken, or omitted to take, any action that, if taken or omitted after the date of this Agreement, would require Odyssey’s consent under Section 5.1.

Section 3.9 Real Estate.

(a) Neither AOM nor any of its Subsidiaries owns any fee interest in real property.

(b) Section 3.9(b) of the AOM Disclosure Schedule sets forth each parcel of real property leased, subleased, licensed or otherwise used or occupied by AOM or any of its Subsidiaries (each, an “AOM Leased Real Property” and collectively, the “AOM Leased Real Properties”), including the name of the landlord, the name of the entity holding the leasehold interest, and the street address of each AOM Leased Real Property.

(c) True, correct and complete copies of all leases, subleases, licenses, amendments, extensions, guaranties and other material agreements relating to the AOM Leased Real Properties (each, an “AOM Lease” and collectively, the “AOM Leases”) have been made available to Odyssey. Section 3.9(b) of the AOM Disclosure Schedule includes a true and complete list of all AOM Leases, setting forth the date and parties thereto.

(d) The leasehold interests of AOM and its Subsidiaries, together with the AOM Leased Real Properties, constitute all real property owned, leased, occupied or otherwise used in the operation of the businesses of AOM and its Subsidiaries.

(e) Except as set forth on Section 3.9(e) of the AOM Disclosure Schedule, with respect to each AOM Leased Real Property: (i) the applicable AOM Lease is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to proper authorization and execution by the other party thereto and to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity; (ii) neither AOM nor any of its Subsidiaries is in material breach or material default under such AOM Lease, and no event or circumstance has occurred that, with notice, the passage of time or both, would constitute such a material breach or material default or permit the termination, modification or acceleration of rent, nor, to the Knowledge of AOM, has any such breach or default occurred by the other party or parties thereto; (iii) no security deposit (or portion thereof) under such AOM Lease has been applied to satisfy a breach or default that has not been replenished to the extent required under such AOM Lease; (iv) neither AOM nor any of its Subsidiaries owes any brokerage commissions or finder’s fees in respect of such AOM Lease; (v) neither AOM nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any portion of such AOM Leased Real Property; (vi) neither AOM nor any of its Subsidiaries has collaterally assigned or granted any security interest in such AOM Lease or any interest therein; and (vii) the possession and quiet enjoyment of AOM or its Subsidiaries under such AOM Lease has not been disturbed, and, to the Knowledge of AOM, no disputes exist with respect to such AOM Lease.

Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the AOM Disclosure Schedule sets forth a true, correct and complete list of all AOM Intellectual Property that is registered, applied for, issued or granted under the authority of, with or by any Governmental Entity. The AOM Intellectual Property is subsisting, valid and enforceable, and AOM or one of its Subsidiaries is the sole and exclusive owner of each item of AOM Intellectual Property.

(b) (i) Neither AOM nor any of its Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, and (ii) to the Knowledge of AOM, no Person is infringing, misappropriating or otherwise violating any AOM Intellectual Property. There are no pending or, to the Knowledge of AOM, threatened claims (A) relating to any of the foregoing or (B) challenging the validity, enforceability, scope or ownership of any Intellectual Property brought by AOM or any of its Subsidiaries or brought by any Person against the AOM Intellectual Property.

(c) AOM and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of, and protect against the misuse and misappropriation of, the trade secrets and other confidential information included in the AOM Intellectual Property.

(d) Except as set forth on Section 3.10(d) of the AOM Disclosure Schedule, the computers, Software, hardware, firmware (including computers, databases, telecommunications equipment), servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (the “IT Assets”) in each case that are owned, leased or licensed by AOM or any of its Subsidiaries (i) have never malfunctioned, broken down, sub-standardly performed or failed in any material respect and (ii) are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access, disablement or erasure or otherwise adversely affect the functionality of such IT Assets. AOM and its Subsidiaries have in place commercially reasonable measures to monitor and protect the integrity and security of such IT Assets (and all information contained therein or transmitted thereby) against any unauthorized use, access, theft, disclosure, misuse, loss, interruption, modification or corruption.

Section 3.11 Litigation; Insolvency.

(a) Except as set forth on Section 3.11(a) of the AOM Disclosure Schedule, there have been no Actions or Orders, and there are no Actions or Orders pending or, to the Knowledge of AOM, threatened against AOM or any of its Subsidiaries, or against any of their respective current or former directors, officers, or employees (or any individuals contemplated to become directors, officers, or employees of AOM, Odyssey, or their respective Subsidiaries at or after the Closing) in their capacities as such, or relating to AOM, any Subsidiary, or any of their respective businesses, assets, properties, or rights, whether at Law or in equity, including any Actions or Orders that challenge or seek to enjoin, alter, or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) Except as set forth on Section 3.11(b) of the AOM Disclosure Schedule, neither AOM nor any of its Subsidiaries has initiated or filed any Action against any Person.

(c) No act or proceeding has been taken by or against AOM or any of its Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy, reorganization, compromise or arrangement of AOM or any of its Subsidiaries or for the appointment of a trustee, receiver, manager or other administrator of AOM or any of its Subsidiaries or any of their properties or assets nor, to the Knowledge of AOM, is any such act or proceeding threatened.

Section 3.12 AOM Contracts.

(a) Section 3.12(a) of the AOM Disclosure Schedule sets forth a true, correct and complete list of all Contracts (or other documents addressed in clause (v) below) to which AOM or any of its Subsidiaries is a party (collectively, the “AOM Contracts”), including:

(i) any stockholder, partnership, investors’ rights, voting, right-of-first-refusal and co-sale, or registration rights agreement, or any other Contract with a holder of equity securities of AOM relating to such Person’s ownership of such equity securities;

(ii) any non-competition Contract or other Contract that purports to limit (A) the ability of AOM or any of its Subsidiaries to operate or conduct business in any location, market or line of business, (B) the Persons to whom AOM or any of its Subsidiaries may sell products or provide services, or (C) the Persons AOM or any of its Subsidiaries may hire or solicit for hire;

(iii) any Contract providing for indemnification by AOM or any of its Subsidiaries of any Person;

(iv) any Contract under which AOM or any of its Subsidiaries is the lessee of, or holds or operates, any tangible property (including real property) owned by any other Person;

(v) any memorandum of understanding, letter of intent, term sheet or other similar agreement, arrangement or understanding (whether written or oral), whether or not legally binding in whole or in part, including any such agreement, arrangement or understanding that contemplates or relates to any joint venture, strategic alliance, investment, financing, acquisition, divestiture, licensing, collaboration, exclusivity or similar transaction involving AOM or any of its Subsidiaries;

(vi) any Contract that grants to any Person, other than AOM or any of its Subsidiaries, (A) most-favored-pricing rights or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(vii) any Contract for the settlement of any Action for which AOM or any of its Subsidiaries has ongoing liability or obligations;

(viii) any Contract requiring or providing for capital expenditures;

(ix) any Contract for (A) the divestiture of any business, properties or assets of AOM or any of its Subsidiaries, or (B) the acquisition by AOM or any of its Subsidiaries of any operating business, properties or assets, whether by merger, stock purchase, asset purchase or otherwise, in each case involving continuing obligations or liabilities of AOM or any Subsidiary;

(x) any Contract between AOM or any of its Subsidiaries, on the one hand, and any officer, director, Affiliate, or any of their “associates” or “immediate family members” (as defined in Rules 12b-2 and 16a-1 under the Exchange Act), on the other hand, including any Contract pursuant to which AOM or any Subsidiary has an obligation to indemnify such Person;

(xi) any Contract with any consultant, advisor, independent contractor or other service provider providing management, technical, scientific, regulatory, legal, financial, strategic or advisory services to AOM or any of its Subsidiaries, including any such Contract that provides for ongoing compensation, success fees, equity or equity-linked compensation, expense reimbursement, confidentiality, intellectual property ownership or assignment, non-competition, non-solicitation or similar obligations;

(xii) any Contract pursuant to which AOM or any of its Subsidiaries (A) grants to a third party the right to use any AOM Intellectual Property, excluding non-exclusive rights granted in the ordinary course of business to service providers, or (B) is granted or obtains any license, sublicense, right or authorization to use (including pursuant to a non-assertion provision or release) or covenant not to be sued under any Intellectual Property (other than any non-exclusive licenses for shrink-wrap, click-wrap or off-the-shelf software in object code form or other non-exclusive licenses of non-customized software that is commercially available to the public generally, with aggregate fees of less than $50,000 per annum); and

(xiii) any Contract or other written submission with any Governmental Entity, or relating to any license, permit, authorization, application or approval, including any Contract, agreement or other written submission relating to AOM’s application for, or rights under, the NOAA Application.

(b) The AOM Contracts (other than those terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects and, other than any AOM Contracts that are explicitly non-binding by their terms, are enforceable against AOM or its applicable Subsidiary and, to the Knowledge of AOM, against the other parties thereto, assuming the due authorization, execution and delivery by such other parties, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity. Neither AOM nor any of its Subsidiaries has given written notice of its intent to terminate, modify, amend or otherwise materially alter any AOM Contract, nor has it received any such written notice from any other party thereto. To the Knowledge of AOM, no event or condition exists under any AOM Contract that constitutes a material violation, material breach or event of default thereunder by AOM, or that, with or without notice or the passage of time, would reasonably be expected to have an AOM Material Adverse Effect.

Section 3.13 Tax Returns; Taxes. Except (x) to the extent the below would not reasonably be expected to have, individually or in the aggregate, an AOM Material Adverse Effect, or (y) as set forth on Section 3.13 of the AOM Disclosure Schedule:

(a) All Tax Returns required to be filed with any Governmental Entity by, or on behalf of, AOM or its Subsidiaries in the past three (3) years have been filed when due (giving effect to all extensions) in accordance with all applicable Law, and all such Tax Returns are true, accurate and complete in all material respects.

(b) In the past three (3) years, AOM and its Subsidiaries have paid (or has had paid on its behalf) to the appropriate Governmental Entity all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which AOM or its Subsidiaries ordinarily record items on their respective books and records. Since the Balance Sheet Date, neither AOM nor any of its Subsidiaries has incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

(c) Neither AOM nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Taxes, in each case that has not since expired.

(d) There have never been any written claims for unpaid Taxes that have been asserted in the past three (3) years against AOM or any of its Subsidiaries, and no proposals or deficiencies for any Taxes of AOM or its Subsidiaries are being asserted, proposed or threatened, nor is any audit or investigation of any Tax Return of AOM or its Subsidiaries underway, pending or threatened and to the Knowledge of AOM and its Subsidiaries, no such audit or investigation is being contemplated.

(e) In the past three (3) years, AOM and its Subsidiaries have timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely remitted to the relevant Governmental Entity.

(f) No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any taxing authority with respect to AOM or any of its Subsidiaries which rulings remain in effect.

(g) During the two (2)-year period ending on the date of this Agreement, neither AOM nor its Subsidiaries have ever been a distributing corporation or a controlled corporation in a transaction intended to be governed, in whole or in part, by Section 355 or 361 of the Code.

(h) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of AOM or its Subsidiaries.

(i) In the past five (5) years, no claim has been made in writing by any taxing authority in a jurisdiction where AOM or its Subsidiaries do not file Tax Returns that AOM or its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(j) Neither AOM nor its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the AOM or its Subsidiaries was the common parent, (ii) is party to or bound by any Tax sharing, allocation, indemnification or similar agreement or obligation (other than any such agreement solely between the AOM and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the AOM or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract or otherwise by operation of Law.

(k) Neither AOM nor its Subsidiaries is or has in the past five (5) years been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(l) Neither AOM nor any of its Subsidiaries has taken any action no knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m) Notwithstanding anything contained in this Section 3.13, AOM (and its Subsidiaries) makes no representation as to the amount of, or limitations on, any net operating losses, Tax credits, Tax basis, or other Tax attributes that AOM (and its Subsidiaries) may have.

Section 3.14 Environmental Matters.

(a) AOM and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws.

(b) AOM and its Subsidiaries have obtained all Environmental Permits required for the occupancy of their respective facilities and the operation of their businesses. The transactions contemplated by this Agreement will not result in or trigger the termination, modification, revocation, or right of termination or cancellation under any such Environmental Permits.

(c) No Hazardous Substances have been disposed of, arranged to be disposed of, Released or transported in violation of any applicable Environmental Law or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by AOM or any of its Subsidiaries.

(d) Neither AOM nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any obligation or liability of any other Person relating to any Hazardous Substance or Environmental Laws.

(e) Neither AOM nor any of its Subsidiaries has received any written notice from any Governmental Entity or any other Person stating that AOM or any of its Subsidiaries is subject to any pending Action or Order, or any actual or alleged liability or obligation (i) arising under any Environmental Law, including any arising out of any act or omission of AOM, any Subsidiary, or any of their respective Representatives, or (ii) relating to any Hazardous Substance, including any Action, Order, or any actual or alleged liability or obligation arising out of the ownership, use, control or operation by AOM or any Subsidiary of any facility, site, area or property from which there has been an actual or alleged Release of any Hazardous Substance.

Section 3.15 Licenses and Permits. Section 3.15 of the AOM Disclosure Schedule sets forth a true, correct and complete list of (a) all material licenses, permits, approvals, authorizations and consents (collectively, “AOM Licenses”) held by AOM and its Subsidiaries and (b) all pending applications, submissions or requests therefor (including the NOAA Application). AOM and its Subsidiaries own or possess all material AOM Licenses necessary to conduct their respective operations as presently conducted and as proposed to be conducted. All such AOM Licenses held by AOM or any of its Subsidiaries are in full force and effect, and neither AOM nor any of its Subsidiaries has received any written notice of suspension, revocation, cancellation, termination or non-renewal with respect to any such AOM License. Each pending application, submission or request for an AOM License has been made in accordance with applicable Law in all material respects, and to AOM’s Knowledge, there exists no fact, circumstance or condition that would reasonably be expected to result in the denial of any such application.

Section 3.16 No Employees. Neither AOM nor any of its Subsidiaries has ever employed any individuals or has any employees on its payroll. Neither AOM nor any of its Subsidiaries owes any wages, fees, bonuses, commissions, severance, accrued vacation or paid time off, expense reimbursements, or other compensation to any current or former officer, director, consultant, advisor or other service provider other than accrued but unpaid amounts to consultants set forth in Section 3.17 of the AOM Disclosure Schedule. Neither AOM nor any of its Subsidiaries maintains, sponsors, contributes to, participates in, or has any liability or obligation with respect to any Employee Benefit Plan, and neither AOM nor any Subsidiary has ever done so. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) give rise to any payment or benefit to any current or former officer, director, employee or service provider of AOM or any of its Subsidiaries, or accelerate, increase, vest or enhance any compensation or benefits. Neither AOM nor any of its Subsidiaries has, or could reasonably be expected to have, any obligation under ERISA or any similar applicable Law. Neither AOM nor any of its Subsidiaries is, or has ever been, a party to any labor agreement, collective bargaining agreement or similar arrangement with any union, works council or labor organization, and no such organization represents or has sought to represent any individuals providing services to AOM or any of its Subsidiaries. There are no pending, or to the Knowledge of AOM, threatened labor-related claims or other Actions involving AOM or any of its Subsidiaries. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require any notice to, consultation with, or consent of any union, labor organization or group of employees.

Section 3.17 Consultants. Section 3.17 of the AOM Disclosure Schedule sets forth a true, correct and complete list of all consultants, advisors and independent contractors engaged by AOM or any of its Subsidiaries as of the date hereof (collectively, the “Consultants”), and AOM has made available the written agreements pursuant to which each such Consultant is engaged (each, a “Consultant Contract”). Each Consultant Contract is valid and binding on AOM and, to AOM’s Knowledge, on the applicable Consultant, and is in full force and effect. Neither AOM nor any of its Subsidiaries is in material breach or default under any Consultant Contract, and, to AOM’s Knowledge, no Consultant is in material breach or default thereunder. Except as set forth on Section 3.17 of the AOM Disclosure Schedule, no Consultant Contract provides for any severance, termination, change-of-control, transaction bonus, success fee or similar payment obligation as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.18 International Trade & Anti-Corruption Matters.

(a) Neither AOM nor any of its Subsidiaries, nor any of their respective Representatives: (i) is a Sanctioned Person; (ii) has violated or is in violation of any Sanctions or Ex-Im Laws (collectively, the “Trade Control Laws”), or has engaged, or is engaging in, any conduct reasonably expected to result in it being designated as a Sanctioned Person; (iii) has engaged in or is engaged in any dealings or transactions, directly or indirectly, with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country; or (iv) is otherwise in violation of Sanctions.

(b) AOM, its Subsidiaries, and each of their respective Representatives are, and during the past five (5) years have been, in compliance with Anti-Money Laundering Laws and Anti-Corruption Laws.

(c) Neither AOM nor any of its Subsidiaries, nor any of their respective Representatives, have, during the past five (5) years, (i) directly or indirectly used any corporate funds for any contributions, gifts, entertainment, or other unlawful expenses related to any political activity; or (ii) directly or indirectly made, offered, promised, authorized, requested or accepted any bribe, rebate, payoff, influence payment, or given or received any money or anything of value, to or from any Government Official or any other Person.

(d) AOM and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Trade Control Laws.

(e) AOM and its Subsidiaries maintain written policies, procedures and internal controls designed to prevent, deter and detect violations of Anti-Corruption Laws, Anti-Money Laundering Laws, and Trade Control Laws. During the past seven (7) years, neither AOM nor any of its Subsidiaries has, in connection with its business, received any notice or is otherwise aware of any Action, Order, allegation or other communication from any Governmental Entity or other Person, made any voluntary or involuntary disclosure to any Governmental Entity, or conducted any internal investigation or audit, relating to any actual or potential violation of Anti-Corruption Laws, Anti-Money Laundering Laws, or Trade Control Laws.

Section 3.19 Certain Fees. Except as set forth on Section 3.19 of the AOM Disclosure Schedule, neither AOM nor any AOM Stockholder or their respective Affiliates has incurred, or shall incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services (including placement agent services) or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.20 Insurance. Section 3.20 of the AOM Disclosure Schedule sets forth a true, correct and complete list of all material insurance policies carried by or for the benefit of AOM and its Subsidiaries, including all directors’ and officers’ liability insurance policies. Such insurance policies provide coverage that is customary and sufficient for businesses of the size and type operated by AOM and its Subsidiaries. AOM has maintained directors’ and officers’ liability insurance coverage for its directors and officers on a continuous basis since its incorporation. All such insurance policies are in full force and effect, all premiums required to be paid with respect to periods through the Closing Date have been (or will be) timely paid in all material respects, and such insurance policies will continue in full force and effect in all material respects as they apply to any matter, action or event relating to AOM or any of its Subsidiaries occurring on or prior to the Closing Date. Neither AOM nor any of its Subsidiaries has received any written notice of cancellation, termination, reduction in coverage or denial of any material claim under any such insurance policy. There is no pending material claim by AOM or any of its Subsidiaries under any such insurance policy for which coverage has been denied or disputed by the applicable insurer (other than pursuant to a customary reservation of rights).

Section 3.21 Affiliate Transactions. Except as disclosed in Section 3.21 of the AOM Disclosure Schedule, none of (a) the stockholders, directors, employees or officers of AOM or any of its Subsidiaries or any of their respective Affiliates or immediate family members or (b) the consultants, independent contractors or other advisors of AOM or any of its Subsidiaries or any of their respective Affiliates or immediate family members (in the case of this clause (b), to the Knowledge of AOM in respect of the following clause (i) and (ii) only), has (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement or understanding with, AOM or any of its Subsidiaries (except with respect to any interest in less than 2% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the Knowledge of AOM, otherwise directly or indirectly interested in, any Contract to which AOM or any of its Subsidiaries is a party or by which AOM, any Subsidiary of AOM or any of its or their respective assets are bound, (iii) has any claim or cause of action against, owes any money or is subject to other outstanding liability to, or is owed any money by or entitled to claim any other outstanding liability from, AOM or any of its Subsidiaries or (iv) has any interest in any property, real or personal, tangible or intangible (including any AOM Intellectual Property) that is used in (or reasonably expected to be used in), or that relates to, AOM’s business (including as described in the NOAA Application), except for the rights of holders of AOM Common Stock arising out of their ownership of AOM Common Stock.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by AOM for inclusion in, or incorporation by reference into, the Registration Statement or the Proxy Statement/Prospectus will, (a) in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC (and any amendment or supplement thereto) and at the time it becomes effective under the Securities Act, or (b) in the case of the Proxy Statement/Prospectus, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the Odyssey Shareholders and at the time of the Odyssey Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, in each case subject to any qualifications or limitations expressly set forth in the materials provided by AOM or included in the Registration Statement or Proxy Statement/Prospectus. Notwithstanding the foregoing, AOM makes no representation, warranty or covenant with respect to statements made or incorporated by reference in the Registration Statement, the Proxy Statement/Prospectus or any Odyssey Reports to the extent based on information supplied by the Odyssey Parties for inclusion or incorporation therein.

Section 3.23 Compliance with Laws.

(a) AOM and its Subsidiaries are, and at all times have been, in compliance with all Laws and Orders applicable to their respective businesses, operations, assets or properties, except for any noncompliance that would not reasonably be expected to be material to AOM and its Subsidiaries, taken as a whole. Neither AOM nor any of its Subsidiaries has received any written notice alleging, and none has been charged with, any material violation of any such Laws or Orders.

(b) Neither AOM nor any of its Subsidiaries has received any written notices or other written correspondence from any Governmental Entity (i) regarding any material violation (or any material Action involving allegations of any material violation) of any Law or (ii) of any circumstances that may have existed or currently exist which could reasonably be expected to lead to a loss, suspension, or modification of, or a refusal to issue, any material AOM License. To the Knowledge of AOM, no Action involving allegations of any material violation of any Law is threatened.

Section 3.24 Bridge and PIPE Arrangements. AOM has duly executed and delivered to Odyssey the Subscription Agreements. Each Subscription Agreement is in full force and effect and constitutes a valid and binding obligation of AOM, enforceable against AOM in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the rights of creditors generally, and to general equitable principles (regardless of whether considered in a proceeding at Law or in equity). Except as disclosed in Section 3.24 of the AOM Disclosure Schedule, as of the date hereof, none of the Subscription Agreements has been amended, modified, supplemented or waived, and there are no side letters or other agreements, arrangements or understandings (whether written or oral) between AOM and any Bridge Investor or PIPE Investor relating to the Bridge Financing or the PIPE Investment. As of the date hereof, no event has occurred and no condition exists that, with or without notice or lapse of time, would constitute a default by AOM under any Subscription Agreement, and AOM has not received any written notice from any Bridge Investor or PIPE Investor of (a) any default or alleged default by AOM thereunder, or (b) any termination or intent to terminate any Subscription Agreement. The Subscription Agreements set forth all terms and conditions relating to the Bridge Financing and the PIPE Investment, as applicable, including the aggregate committed amounts, conversion mechanics (in the case of the Bridge Debentures) and issuance mechanics (in the case of the PIPE Investment). Except as expressly set forth in the PIPE Agreements or the Bridge Subscription Agreements, no Bridge Investor or PIPE Investor has any right (whether contingent or otherwise) to acquire any equity securities of AOM, the Surviving Corporation or Odyssey, or any post-Closing rights with respect to AOM, the Surviving Corporation or Odyssey, including any board designation rights, veto or consent rights, special approval rights, or information or registration rights. Except as contemplated by the Subscription Agreements, the proceeds of the Bridge Financing are not subject to any Lien or other encumbrance in favor of any Bridge Investor, and AOM is not subject to any obligation to segregate or escrow such proceeds, in each case other than as expressly provided in the Subscription Agreements. Other than the Bridge Financing and the PIPE Investment as contemplated by the Subscription Agreements, AOM is not party to, and has not entered into, any agreement, arrangement or commitment (written or oral) relating to any equity or debt financing, capital contribution or similar transaction in connection with the transactions contemplated hereby. As of the date hereof, an aggregate principal amount of $75,612,000 of the Bridge Financing has been funded to AOM, and all such funded amounts have been made in accordance with the terms of the Subscription Agreements.

Section 3.25 NOAA Application. AOM is in substantial compliance, in all material respects, with the application requirements applicable to the NOAA Application, as such term is used in and construed pursuant to 15 C.F.R. § 970.209, including all procedural, informational, and disclosure requirements thereunder. To the Knowledge of AOM, there is no fact, circumstance, or condition that would reasonably be expected to adversely affect, prevent, or materially delay the approval of the NOAA Application by NOAA.

Section 3.26 Assets of the Company. Other than (a) the NOAA Application, (b) the AOM Contracts, and (c) the other assets set forth on Section 3.26 of the AOM Disclosure Schedule, AOM does not own or hold any material assets.

Section 3.27 Ownership of Odyssey Capital Stock. Except as disclosed in Section 3.27 of the AOM Disclosure Schedule, neither AOM nor any AOM Stockholder, nor any director or officer of AOM, directly or indirectly, owns or has owned, beneficially or otherwise, any shares of Odyssey Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ODYSSEY PARTIES

Except as disclosed in (x) the Odyssey Reports furnished to or filed with the SEC prior to the date hereof (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (other than any historical factual information contained within such sections or statements)); or (y) the disclosure schedules delivered by Odyssey to AOM concurrently with the execution of this Agreement (the “Odyssey Disclosure Schedule”), in each case under the corresponding section referenced below (or, to the extent it is reasonably apparent on its face that such disclosure qualifies or applies to another representation or warranty, under any other applicable section), and subject to the terms, conditions and limitations of this Agreement, the Odyssey Parties hereby jointly and severally represent and warrant to AOM as follows:

Section 4.1 Organization. Each of the Odyssey Parties is a corporation duly incorporated, validly existing and in good standing under, with respect to Odyssey, the Laws of the State of Nevada and, with respect to Merger Sub, the Laws of the State of Delaware. Each of the Odyssey Parties has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business in all material respects as it is presently conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which such Odyssey Party is a party. Each of the Odyssey Parties is duly qualified, licensed or registered to transact business, and is in good standing, under the Laws of each jurisdiction in which the character or location of its properties or assets, or the nature of its activities, requires such qualification, licensing or registration, except where the failure to be so qualified, licensed or registered would not reasonably be expected to have an Odyssey Material Adverse Effect.

Section 4.2 Authorization. Each of the Odyssey Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the receipt of the requisite approval of the Transaction Proposals by the holders of Odyssey Common Stock. The “Odyssey Shareholder Approval” means (a) with respect to the Odyssey Share Issuance and the Odyssey Assumed Warrants Issuance, the affirmative vote of a majority of the votes cast by Odyssey Shareholders present in person or represented by proxy at the Odyssey Shareholders Meeting and entitled to vote thereon, and (b) with respect to the Odyssey Articles Amendment, the affirmative vote of Odyssey Shareholders holding a majority of the voting power of the issued and outstanding shares of Odyssey Common Stock entitled to vote thereon at the Odyssey Shareholders Meeting. The Odyssey Shareholder Approval constitutes the only votes or approvals of any class or series of Odyssey’s capital stock necessary to approve the Transaction Proposals. The execution and delivery of this Agreement and the Ancillary Agreements to which any Odyssey Party is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each Odyssey Party. This Agreement has been duly authorized, executed and delivered by each Odyssey Party, and each Ancillary Agreement to which any Odyssey Party is or will be a party as of the Closing Date will be duly authorized, executed and delivered by such Odyssey Party, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, this Agreement and each such Ancillary Agreement constitute the legal, valid and binding obligations of each applicable Odyssey Party, enforceable against such Odyssey Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the rights of creditors generally, and to general equitable principles (regardless of whether considered in a proceeding at Law or in equity).

Section 4.3 Capitalization.

(a) As of the Capitalization Date, the authorized capital stock of Odyssey consists solely of (i) 75,000,000 shares of Odyssey Common Stock, of which 58,368,659 shares were issued and outstanding, and (ii) 24,984,166 shares of preferred stock, par value $0.0001 per share (the “Odyssey Preferred Stock”), of which no shares were issued or outstanding. As of the Capitalization Date, (A) 551,378 shares of Odyssey Common Stock are reserved for issuance pursuant to the 2020 Odyssey Warrants, (B) 4,868,963 shares of Odyssey Common Stock are reserved for issuance pursuant to the 2022 Odyssey Warrants, and (C) 1,365,246 shares of Odyssey Common Stock are reserved for issuance pursuant to the December 2023 Odyssey Warrants. As of the Capitalization Date, (1) 2,584,574 options to acquire shares of Odyssey Common Stock are outstanding pursuant to Odyssey’s employee and director equity compensation plans set forth on Section 4.3(a) of the Odyssey Disclosure Schedule (the “Odyssey Stock Plans”), (2) 212,000 restricted stock units with respect to shares of Odyssey Common Stock are outstanding under the Odyssey Stock Plans, and (3) 193,103 shares of Odyssey Common Stock are reserved for issuance pursuant to the Odyssey Stock Plans. As of the Capitalization Date, 1,841,132 shares of Odyssey Common Stock are reserved for issuance pursuant to the Oceanica Equity Exchange Agreements. All shares of Odyssey Common Stock to be issued pursuant to this Agreement at the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and free of any preemptive rights.

(b) Except for this Agreement, the Ancillary Agreements, the Oceanica Equity Exchange Agreements, stock options or restricted stock units awarded under the Odyssey Stock Plans, and the Odyssey Warrants, there are no stock appreciation, phantom stock, stock based performance unit, profit participation, restricted stock, restricted stock unit, equity based compensation or similar rights with respect to Odyssey, and there are no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to Odyssey Common Stock or Odyssey Preferred Stock, or obligating Odyssey to issue, deliver or sell, or to cause to be issued, delivered or sold, any shares or other equity interests of Odyssey, including any security convertible into or exercisable for Odyssey Common Stock or Odyssey Preferred Stock. Odyssey is not party to any Contract requiring it to repurchase, redeem or otherwise acquire any shares of Odyssey Common Stock, Odyssey Preferred Stock or any securities convertible into or exchangeable for Odyssey Common Stock or Odyssey Preferred Stock, or to make any investment in any other Person.

(c) Each share of Odyssey Common Stock that has been sold by Odyssey was sold pursuant to registration requirements of the Securities Act or an appropriate exemption therefrom. None of the issued and outstanding shares of Odyssey Common Stock were issued in violation of any preemptive rights, Laws or Orders. Except as set forth on Section 4.3(c) of the Odyssey Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Odyssey Common Stock or any other equity interests in Odyssey.

(d) The shares of Odyssey Common Stock are registered under the Exchange Act and listed and posted for trading on Nasdaq and, except for such registration, listing and trading, Odyssey has not caused any of its securities to be listed or quoted on any other securities exchange or market or to be registered under any other securities Laws.

Section 4.4 Consents and Approvals; No Violations. Subject to the receipt of the Odyssey Shareholder Approval of the Transaction Proposals, the filing of the Certificate of Merger, the filing of any Odyssey Report, and the filing of the Registration Statement and the Proxy Statement/Prospectus, and assuming the accuracy of (x) AOM’s representations and warranties in Section 3.5, and (y) the representations and warranties of AOM, CIC or OML contained in any Ancillary Agreement, neither the execution and delivery of this Agreement by Odyssey or any Ancillary Agreement to which Odyssey is a party, nor the performance by Odyssey of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will: (a) conflict with, or result in any breach of, any provision of the Organizational Documents of any Odyssey Party; (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, except for any such filing, consent, or approval that is required solely as a result of any facts or circumstances relating to AOM, CIC, OML or any of their respective Affiliates; (c) result in a material violation of, or a material default under (or give rise to any right of termination, cancellation or acceleration under), any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which any Odyssey Party is a party or by which any Odyssey Party or any of their respective assets is bound; (d) result in the creation of any Lien upon any properties or assets of any Odyssey Party (other than Permitted Liens); or (e) violate in any material respect any Law or Order applicable to any Odyssey Party; except, in the case of clauses (b) through (e), for any such filings, consents, approvals, violations or defaults that would not reasonably be expected to have an Odyssey Material Adverse Effect.

Section 4.5 Financial Statements.

(a) The financial statements (including the notes thereto) contained or incorporated by reference in the Odyssey Reports fairly present, in all material respects, (i) the financial condition of Odyssey as of the respective dates thereof and for the periods presented therein, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Regulation S-X), and (ii) the consolidated financial position, results of operations, income and cash flows of Odyssey as of the respective dates and for the respective periods indicated therein, except as otherwise noted therein.

(b) Odyssey has established and maintained internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Odyssey’s financial reporting and the preparation of financial statements in accordance with GAAP; and

(c) Odyssey has established and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to Odyssey is made known to Odyssey’s principal executive officer and principal financial officer by others within Odyssey.

Section 4.6 No Undisclosed Liabilities. Except as set forth in the consolidated balance sheet of Odyssey included in its Annual Report on Form 10-K for the year ended December 31, 2025, no Odyssey Party has any liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of Odyssey in accordance with GAAP, whether accrued, absolute, contingent or otherwise, and whether arising out of any transaction entered into on or prior to the date hereof, any action or inaction occurring on or prior to the date hereof, any state of facts existing on or prior to the date hereof, or otherwise, except for liabilities or obligations that: (a) were incurred since December 31, 2025, in the Ordinary Course; (b) were incurred since December 31, 2025, pursuant to or in connection with this Agreement or the transactions contemplated hereby; (c) are disclosed in any Odyssey Report; (d) are disclosed in this Agreement or the schedules hereto; or (e) would not reasonably be expected to be material to the applicable Odyssey Party.

Section 4.7 Absence of Certain Changes. Except as set forth on Section 4.7 of the Odyssey Disclosure Schedule or as disclosed in any Odyssey Report, since December 31, 2025, and through the date of this Agreement:

(a) Odyssey has conducted its business in all material respects in the Ordinary Course;

(b) no Odyssey Party has sold, assigned, transferred, leased, abandoned or otherwise disposed of any properties or assets, in each case, other than in the ordinary course of business;

(c) no Odyssey Material Adverse Effect has occurred; and

(d) no Odyssey Party has taken, or omitted to take, any action that, if taken or omitted after the date of this Agreement, would require AOM’s consent under Section 5.2.

Section 4.8 Real Estate.

(a) None of the Odyssey Parties owns any fee interest in real property.

(b) Section 4.8(b) of the Odyssey Disclosure Schedule sets forth each parcel of real property leased, subleased, licensed, or otherwise used or occupied by Odyssey or any of its Subsidiaries (each, an “Odyssey Leased Real Property”), including the name of the landlord, the name of the entity holding the leasehold interest, and the street address of each Odyssey Leased Real Property.

(c) True, correct and complete copies of all leases, subleases, licenses, amendments, extensions, guaranties and other material agreements relating to the Odyssey Leased Real Properties (each, an “Odyssey Lease” and collectively, the “Odyssey Leases”) have been made available to AOM. Section 4.8(b) of the Odyssey Disclosure Schedule includes a true and complete list of all Odyssey Leases setting forth the date and parties thereto.

(d) The Odyssey Leased Real Properties listed on Section 4.8(b) of the Odyssey Disclosure Schedule constitute all real property owned, leased, occupied or otherwise used in the operation of the businesses of Odyssey and its Subsidiaries.

(e) Except as set forth on Section 4.8(b) of the Odyssey Disclosure Schedule, with respect to each Odyssey Leased Real Property: (i) the applicable Odyssey Lease is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to proper authorization and execution by the other party thereto and to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity; (ii) none of Odyssey or any of its Subsidiaries is in material breach or material default under such Odyssey Lease, and no event or circumstance has occurred that, with notice, the passage of time or both, would constitute such a material breach or material default or permit the termination, modification or acceleration of rent, nor, to the Knowledge of Odyssey, has any such breach or default occurred by the other party or parties thereto; (iii) no security deposit (or portion thereof) under such Odyssey Lease has been applied to satisfy a breach or default that has not been replenished to the extent required under such Odyssey Lease; (iv) neither Odyssey nor any of its Subsidiaries owes any brokerage commissions or finder’s fees in respect of such Odyssey Lease; (v) neither Odyssey nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any portion of such Odyssey Leased Real Property; (vi) neither Odyssey nor any of its Subsidiaries has collaterally assigned or granted any security interest in such Odyssey Lease or any interest therein; and (vii) the possession and quiet enjoyment of such Person under such Odyssey Lease has not been disturbed, and, to the Knowledge of Odyssey, no disputes exist with respect to such Odyssey Lease.

Section 4.9 Intellectual Property.

(a) Section 4.9(a) of the Odyssey Disclosure Schedule sets forth a true, correct and complete list of all Odyssey Intellectual Property that is registered, applied for, issued or granted under the authority of, with or by any Governmental Entity. The Odyssey Intellectual Property is subsisting, valid and enforceable, and Odyssey or one of its Subsidiaries is the sole and exclusive owner of each item of Odyssey Intellectual Property.

(b) (i) Neither Odyssey nor any of its Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, and (ii) to the Knowledge of Odyssey, no Person is infringing, misappropriating or otherwise violating any Odyssey Intellectual Property. There are no pending or, to the Knowledge of Odyssey, threatened claims (A) relating to any of the foregoing or (B) challenging the validity, enforceability, scope or ownership of any Intellectual Property brought by Odyssey or any of its Subsidiaries or brought by any Person against the Odyssey Intellectual Property.

(c) Odyssey and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of, and protect against the misuse and misappropriation of, the trade secrets and other confidential information included in the Odyssey Intellectual Property.

(d) Except as set forth on Section 4.9(d) of the Odyssey Disclosure Schedule, the IT Assets currently owned, leased or licensed by the Odyssey Parties (i) have never malfunctioned, broken down, sub-standardly performed or failed in any material respect and (ii) are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access, disablement or erasure or otherwise adversely affect the functionality of such IT Assets. The Odyssey Parties have in place commercially reasonable measures to monitor and protect the integrity and security of such IT Assets (and all information contained therein or transmitted thereby) against any unauthorized use, access, theft, disclosure, misuse, loss, interruption, modification or corruption.

Section 4.10 Litigation; Insolvency.

(a) Except as set forth on Section 4.10 of the Odyssey Disclosure Schedule, during the past three (3) years, there have been no Actions or Orders, and there are no Actions or Orders (including any brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of Odyssey, threatened against any Odyssey Party or relating to any Odyssey Party or any of their respective businesses, assets, properties, or rights, whether at Law or in equity, including any Actions or Orders that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement; provided, however, that the foregoing excludes any Actions or Orders that would not reasonably be expected to be material to the Odyssey Parties, taken as a whole.

(b) Except as set forth on Section 4.10 of the Odyssey Disclosure Schedule, none of the Odyssey Parties has initiated or filed any Action against any Person that remains pending as of the date of this Agreement.

(c) No act or proceeding has been taken by or against any Odyssey Party in connection with its dissolution, liquidation, winding up, bankruptcy, reorganization, compromise or arrangement or for the appointment of a trustee, receiver, manager or other administrator of such Odyssey Party or any of its properties or assets nor, to the Knowledge of Odyssey, is any such act or proceeding threatened.

Section 4.11 Odyssey Material Contracts. The Odyssey Material Contracts (other than those terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects and enforceable against Odyssey and, to the Knowledge of Odyssey, against the other parties thereto, assuming the due authorization, execution and delivery by such other parties, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity. To the Knowledge of Odyssey, no event or condition exists under any Odyssey Material Contract that constitutes a material violation, material breach or event of default thereunder by Odyssey, or that, with or without notice or the passage of time, would reasonably be expected to have an Odyssey Material Adverse Effect.

Section 4.12 Tax Returns; Taxes. Except (x) to the extent the below would not reasonably be expected to have, individually or in the aggregate, an Odyssey Material Adverse Effect, or (y) as set forth on Section 4.12 of the Odyssey Disclosure Schedule:

(a) All Tax Returns required to be filed with any Governmental Entity by, or on behalf of, Odyssey in the past three (3) years have been filed when due (giving effect to all extensions) in accordance with all applicable Law, and all such Tax Returns are true, accurate and complete in all material respects.

(b) In the past three (3) years, each of Odyssey and its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Governmental Entity all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which Odyssey ordinarily records items on its books and records. Since the date the most recent Odyssey Report was filed, neither Odyssey nor any of its Subsidiaries has incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

(c) Neither Odyssey nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Taxes, in each case that has not since expired.

(d) There are no written claims for additional unpaid Taxes that have been asserted within the last three (3) years against Odyssey or any of its Subsidiaries, and no proposals or deficiencies for any Taxes of Odyssey are being asserted, proposed or threatened, nor is any audit or investigation of any Tax Return of Odyssey underway, pending or threatened and to the knowledge of Odyssey and its Subsidiaries, no such audit or investigation is being contemplated.

(e) In the past three (3) years, Odyssey and its Subsidiaries have timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely remitted to the relevant Governmental Entity.

(f) No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any taxing authority with respect to AOM or any of its Subsidiaries which rulings remain in effect.

(g) During the two (2)-year period ending on the date of this Agreement, neither Odyssey nor its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed, in whole or in part, by Section 355 of the Code.

(h) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Odyssey or its Subsidiaries.

(i) In the past five (5) years, no claim has been made in writing by any taxing authority in a jurisdiction where Odyssey or its Subsidiaries do not file Tax Returns that Odyssey or its Subsidiaries are or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(j) Odyssey has no outstanding stock as determined for U.S. federal income Tax purposes other than the Odyssey Common Stock.

(k) Neither Odyssey nor its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Odyssey or its Subsidiaries was the common parent, (ii) is party to any Tax sharing, indemnification, allocation or similar Agreement or obligation (other than any such agreement solely between the Odyssey and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Odyssey or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor by Contract or otherwise by operation of Law.

(l) Neither Odyssey nor its Subsidiaries is or has in the past five (5) years been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(m) Neither Odyssey nor any of its Subsidiaries has taken any action nor knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n) Notwithstanding anything contained in this Section 4.12, Odyssey (and its Subsidiaries) makes no representation as to the amount of, or limitations on, any net operating losses, Tax credits, Tax basis, or other Tax attributes that Odyssey (and its Subsidiaries) may have.

Section 4.13 Environmental Matters. Except as would not reasonably be expected to have an Odyssey Material Adverse Effect:

(a) Odyssey and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws.

(b) The Odyssey Parties have obtained all Environmental Permits required for the occupancy of their respective facilities and the operation of their businesses. The transactions contemplated by this Agreement will not result in or trigger the termination, modification, revocation, or right of termination or cancellation under any such Environmental Permits.

(c) No Hazardous Substances have been disposed of, arranged to be disposed of, Released or transported in violation of any applicable Environmental Law or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Odyssey or any of its Subsidiaries.

(d) Neither Odyssey nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, any obligation or liability of any other Person relating to any Hazardous Substance or Environmental Laws.

(e) Neither Odyssey nor any of its Subsidiaries has received any written notice from any Governmental Entity or any other Person stating that Odyssey or any of its Subsidiaries is subject to any pending Action or Order, or any actual or alleged liability or obligation (i) arising under any Environmental Law, including any arising out of any act or omission of Odyssey, any Subsidiary, or any of their respective Representatives or (ii) relating to any Hazardous Substance, including any Action, Order, or any actual or alleged liability or obligation arising out of the ownership, use, control or operation by Odyssey or any Subsidiary of any facility, site, area or property from which there has been an actual or alleged Release of any Hazardous Substance.

Section 4.14 Licenses and Permits. Section 4.14 of the Odyssey Disclosure Schedule sets forth a true, correct and complete list of (a) all material licenses, permits, approvals, authorizations and consents (collectively, “Odyssey Licenses”) held by Odyssey and its Subsidiaries and (b) all pending applications, submissions or requests therefor. Odyssey and its Subsidiaries own or possess all material Odyssey Licenses necessary to conduct their respective operations as presently conducted and as proposed to be conducted. All such Odyssey Licenses held by Odyssey or any of its Subsidiaries are in full force and effect, and neither Odyssey nor any of its Subsidiaries has received any written notice of suspension, revocation, cancellation, termination or non-renewal with respect to any such Odyssey License. Each pending application, submission or request for an Odyssey License has been made in accordance with applicable Law in all material respects, and to Odyssey’s Knowledge, there exists no fact, circumstance or condition that would reasonably be expected to result in the denial of any such application.

Section 4.15 Employee and Labor Matters.

(a) Neither Odyssey nor any of its Subsidiaries is party to or otherwise bound by, or is in the process of negotiating, any labor agreements, collective bargaining agreements and any other labor-related agreements or arrangements with any union or other labor organization. No employee of Odyssey nor any of its Subsidiaries is represented by any union, works council or other labor organization and, to the Knowledge of Odyssey, there have been no union organizing activities in the past three (3) years.

(b) There is not now in existence, nor has there been during the past three (3) years, any pending or, to the Knowledge of Odyssey, threatened: (i) strike, slowdown, stoppage, picketing or lockout against or affecting Odyssey or any of its Subsidiaries; or (ii) labor-related demand for representation. Except as set forth on Section 4.15(b) of the Odyssey Disclosure Schedule, there is not now in existence any pending or, to the Knowledge of Odyssey, threatened, and in the past three (3) years there has been no, material Action alleging or involving any violation of any employment-related, labor-related or benefits-related Law against, in respect of or relating to Odyssey, any of its Subsidiaries or any Odyssey Benefit Plan, including claims arising under any such Law by any independent contractor or leased personnel. Odyssey and its Subsidiaries are, and for the past three (3) years have been, in material compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, workers’ compensation, labor relations, employee leave issues, and unemployment insurance.

(c) In the last three (3) years, neither Odyssey nor any of its Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of Odyssey or any of its Subsidiaries that involves allegations relating to sexual harassment by an officer or employee of Odyssey or any of its Subsidiaries at the level of Vice President or above. To the Knowledge of Odyssey, in the last three (3) years, no allegations of sexual harassment have been made against any officer or employee of Odyssey or any of its Subsidiaries at a level of Vice President or above.

(d) Odyssey and its Subsidiaries are, and for the past three (3) years have been, in material compliance with all notice and other requirements under the WARN Act.

(e) Section 4.15(e) of the Odyssey Disclosure Schedule sets forth, as of the date hereof, all material Odyssey Benefit Plans. Odyssey has made available to AOM the plan document (or a written summary, if unwritten) of each material Odyssey Benefit Plan.

(f) Neither Odyssey nor any of its Subsidiaries has any direct or contingent liability with respect to any plan subject to Title IV of ERISA. Each Odyssey Benefit Plan has been administered, funded and operated in compliance in all material respects with its terms and all applicable Laws, and all contributions required to be made with respect to any Odyssey Benefit Plan on or before the date hereof have been made. No actions, suits or claims (other than routine claims for benefits) are pending or, to the Knowledge of Odyssey, threatened, involving any Odyssey Benefit Plan.

(g) Neither Odyssey nor any of its Subsidiaries has any direct or contingent liability nor any obligation to provide post-employment pension, medical, life insurance nor any other benefit of any nature to any individual under applicable labor, employment, or collective bargaining agreements, or pursuant to any social security, healthcare and tax Laws.

Section 4.16 International Trade & Anti-Corruption Matters.

(a) Neither Odyssey nor any of its Subsidiaries, nor any of their respective Representatives: (i) is a Sanctioned Person; (ii) has violated or is in violation of any Trade Control Laws, or has engaged, or is engaging in, any conduct reasonably expected to result in it being designated as a Sanctioned Person; (iii) has engaged in or is engaged in any dealings or transactions, directly or indirectly, with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country; or (iv) is otherwise in violation of Sanctions.

(b) Odyssey, its Subsidiaries, and each of their respective Representatives are, and during the past five (5) years, have been, in compliance with Anti-Money Laundering Laws and Anti-Corruption Laws.

(c) Neither Odyssey nor any of its Subsidiaries, nor any of their respective Representatives, have, during the past five (5) years, (i) directly or indirectly used any corporate funds for any contributions, gifts, entertainment, or other unlawful expenses related to any political activity; or (ii) directly or indirectly made, offered, promised, authorized, requested or accepted any bribe, rebate, payoff, influence payment, or given or received any money or anything of value, to or from any Government Official or any other Person.

(d) Odyssey and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with Anti Corruption Laws, Anti-Money Laundering Laws, and Trade Control Laws.

(e) Odyssey and its Subsidiaries maintain written policies, procedures and internal controls designed to prevent, deter and detect violations of Anti Corruption Laws, and maintains procedures and internal controls designed to prevent, deter and detect violations of Anti-Money Laundering Laws and Trade Control Laws. During the past seven (7) years, neither Odyssey nor any of its Subsidiaries has, in connection with its business, received any notice or is otherwise aware of any Action, Order, allegation or other communication from any Governmental Entity or other Person, made any voluntary or involuntary disclosure to any Governmental Entity, or conducted any internal investigation or audit, relating to any actual or potential violation of Anti-Corruption Laws, Anti-Money Laundering Laws, or Trade Control Laws.

Section 4.17 Certain Fees. Except as set forth on Section 4.17 of the Odyssey Disclosure Schedule, Odyssey has not incurred, or shall incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.18 Insurance. Odyssey and its Subsidiaries maintain insurance policies, including directors’ and officers’ liability insurance policies, providing coverage that is customary and sufficient for businesses of the size and type operated by Odyssey and its Subsidiaries. Odyssey has maintained directors’ and officers’ liability insurance coverage for its directors and officers on a continuous basis for the past six (6) years. All such insurance policies are in full force and effect, all premiums required to be paid with respect to periods through the Closing Date have been (or will be) timely paid in all material respects, and such insurance policies will continue in full force and effect in all material respects as they apply to any matter, action or event relating to Odyssey or any of its Subsidiaries occurring on or prior to the Closing Date, in each case except as would not reasonably be expected to have an Odyssey Material Adverse Effect.

Neither Odyssey nor any of its Subsidiaries has received any written notice of cancellation, termination, reduction in coverage or denial of any material claim under any such insurance policy, except as would not reasonably be expected to have an Odyssey Material Adverse Effect. There is no pending material claim by Odyssey or any of its Subsidiaries under any such insurance policy for which coverage has been denied or disputed by the applicable insurer (other than pursuant to a customary reservation of rights).

Section 4.19 Affiliate Transactions. Except as described in the Odyssey Reports or in connection with this Agreement or the Ancillary Agreements, there are no material transactions, agreements, arrangements or understandings between any Odyssey Party, on the one hand, and (i) any director or officer of such Odyssey Party or (ii) any stockholder beneficially owning more than five percent (5%) of the outstanding equity securities of such Odyssey Party, or any Affiliate of any of the foregoing, on the other hand.

Section 4.20 Information Supplied. None of the information supplied or to be supplied by any Odyssey Party for inclusion in, or incorporation by reference into, the Registration Statement or the Proxy Statement/Prospectus will, (a) in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC (and any amendment or supplement thereto) and at the time it becomes effective under the Securities Act, or (b) in the case of the Proxy Statement/Prospectus, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the Odyssey Shareholders and at the time of the Odyssey Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, in each case subject to any qualifications or limitations expressly set forth in the materials provided by Odyssey or included in the Registration Statement, the Proxy Statement/Prospectus or Odyssey Reports. Notwithstanding the foregoing, no Odyssey Party makes any representation, warranty or covenant with respect to: (i) statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus to the extent based on information supplied by, or on behalf of, AOM, CIC or OML for inclusion or incorporation therein; or (ii) any projections or forecasts included in the Registration Statement or the Proxy Statement/Prospectus.

Section 4.21 Compliance with Laws.

(a) Each Odyssey Party is, and has been for the past three (3) years, in compliance with all Laws and Orders in each case applicable to its business, operations, assets or properties, except for any noncompliance that would not reasonably be expected to be material to the Odyssey Parties, taken as a whole. No Odyssey Party has received any written notice alleging, and no Odyssey Party has been charged with, any material violation of any such Laws or Orders.

(b) None of the Odyssey Parties has received any written notices or other written correspondence from any Governmental Entity (A) regarding any material violation (or any Action involving allegations of any material violation) of any Law or (B) of any circumstances that may have existed or currently exist which could reasonably be expected to lead to a loss, suspension, or modification of, or a refusal to issue, any material Odyssey License. To the Knowledge of Odyssey, no Action involving allegations of any material violation of any Law is threatened.

Section 4.22 Organization of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof, and has no assets, liabilities or obligations of any nature other than those incidental to its formation and those arising pursuant to this Agreement and the other transactions contemplated hereby.

Section 4.23 SEC Filings; Nasdaq.

(a) Odyssey has filed with or furnished to the SEC all Odyssey Reports.

(b) As of the date of filing (and as of the date of any amendment), each Odyssey Report complied, and each Odyssey Report filed between the date hereof and the Closing will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable.

(c) As of their respective filing dates (or, if amended or superseded prior to the date hereof, as of the date of such amendment or superseding filing), and except as revised, corrected, superseded by or disclosed in any subsequent filing prior to the date hereof, the Odyssey Reports were, and any Odyssey Reports filed after the date hereof will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes- Oxley Act, as applicable. The Odyssey Reports did not, and any Odyssey Reports filed after the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Except as corrected by any subsequent filing prior to the date hereof, each Odyssey Report that is a registration statement (as amended or supplemented, if applicable), filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Except as disclosed in the Odyssey Reports, for the past three (3) years, Odyssey has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq, including the requirements for continued listing of Odyssey Common Stock on Nasdaq. There are no actions, suits or proceedings pending or, to the Knowledge of Odyssey, threatened or contemplated, and Odyssey has not received any notice from Nasdaq or the SEC, regarding the revocation of such listing or the delisting of Odyssey Common Stock from Nasdaq or the SEC.

(f) Odyssey maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) reasonably designed to ensure that all material information required to be disclosed by Odyssey in the reports it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Odyssey’s SEC filings and other public disclosure documents, and to enable the certifications required under Sections 302 and 906 of the Sarbanes - Oxley Act. Odyssey also maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act).

(g) Odyssey is, and has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable provisions of the Exchange Act and the Securities Act that, under the terms of such provisions and applicable SEC guidance (including the applicable compliance dates), are applicable to Odyssey.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of AOM. From the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with Section 8.1 and (y) the Closing, except (i) as otherwise contemplated by this Agreement or the Ancillary Agreements, (ii) as consented to by Odyssey in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by the terms of any Contract, or (iv) as set forth in Section 5.1 of the AOM Disclosure Schedule:

(a) AOM shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct their activities in a manner consistent with their nature and stage of development, and to use commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) keep available the services of their directors, officers and key consultants and other advisors, and (iii) maintain existing relationships with any business relations.

(b) AOM shall not, and shall cause its Subsidiaries not to, take any of the following actions:

(i) amend or otherwise change any of their Organizational Documents;

(ii) issue or sell, or authorize the issuance or sale of, any shares of capital stock or other equity interests, or issue or sell, or authorize the issuance or sale of, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, any such equity interests, or enter into any Contract with respect to the foregoing, in each case except for the issuance and sale of equity securities in connection with the Bridge Financing and the PIPE Investment (including the issuance of shares of AOM Common Stock upon conversion of the Bridge Debentures and any additional shares of AOM Common Stock issuable pursuant to the anti-dilution provisions of the Anti-Dilution Agreement);

(iii) split, combine, redeem, reclassify, purchase or otherwise acquire any membership interests, shares of capital stock or other equity interests;

(iv) declare, authorize or pay any dividends or make any other distributions with respect to its outstanding equity interests (whether in cash, assets, stock or other securities), or otherwise make any payments to any stockholder in its capacity as such;

(v) sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any of their properties or assets that are material to their businesses;

(vi) amend in any adverse respect, terminate or extend any AOM Contract or AOM Lease, or enter into any Contract or Lease that would have constituted an AOM Contract or AOM Lease if entered into prior to the date hereof (other than renewals, extensions or terminations in the ordinary course of business customary for a company at a comparable stage of development);

(vii) (A) incur any Indebtedness; or (B) make any loans or advances to any Person;

(viii) (A) grant or agree to grant to any employee, officer, or director of AOM or any Subsidiary any increase in wages, salary, bonus, severance, profit-sharing, retirement, deferred compensation, change-in-control, retention, insurance or other compensation or benefits; (B) make any bonus or incentive payments to any employee or officer; or (C) enter into any new employment agreement;

(ix) (A) make, change or rescind any Tax election; (B) settle or compromise any claim, notice, audit report or assessment in respect of any Taxes; (C) file any amended Tax Return or claim any Tax refund; (D) surrender any right to claim any Tax refund; (E) enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement, or any closing agreement relating to Taxes (other than agreements entered into in connection with the organizational, administrative, or compliance activities of AOM and its Subsidiaries and not primarily related to Taxes); (F) fail to pay any Taxes when due, other than Taxes being contested in good faith through appropriate proceedings with adequate reserves established in accordance with GAAP; (G) request any Tax ruling from a Governmental Entity; or (H) consent to any extension or waiver of any statute of limitations applicable to any Tax claim or assessment;

(x) cancel or forgive any Indebtedness owed to AOM or any Subsidiary (other than Indebtedness owed by AOM or any Subsidiary to AOM or any other Subsidiary);

(xi) except as required by Law or GAAP, make any material change in the financial or Tax accounting methods, principles or practices of AOM or any Subsidiary (or change any annual accounting period);

(xii) grant, create or consent to the creation of any Lien (other than Permitted Liens) on any assets or Leased Real Properties of AOM or its Subsidiaries;

(xiii) waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative);

(xiv) other than in the ordinary course of business customary for a company at a comparable stage of development, make or incur any capital expenditures;

(xv) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than assets acquired in the ordinary course of business customary for a company at a comparable stage of development;

(xvi) enter into any new line of business;

(xvii) adopt or effect any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the transactions contemplated by this Agreement;

(xviii) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with the levels maintained as of the date of this Agreement;

(xix) amend any Ancillary Agreement; or

(xx) authorize, commit or agree to take any of the actions prohibited by this Section 5.1.

Section 5.2 Interim Operations of the Odyssey Parties. From the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with Section 8.1 and (y) the Closing, except (i) as otherwise contemplated by this Agreement or the Ancillary Agreements, (ii) as consented to by AOM in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by the terms of any Contract, or (iv) as set forth in Section 5.2 of the Odyssey Disclosure Schedule:

(a) each Odyssey Party shall use commercially reasonable efforts to conduct its activities in the ordinary course of business, and to use commercially reasonable efforts to (i) preserve intact its present business organizations, (ii) keep available the services of its directors, officers and key consultants and other advisors, and (iii) maintain existing relationships with any business relations;

(b) each Odyssey Party shall not take any of the following actions:

(i) amend or otherwise change its Organizational Documents in a manner that would be materially or disproportionately adverse to the AOM Stockholders (relative to the Odyssey Shareholders);

(ii) issue or sell, or authorize the issuance or sale of, any shares of capital stock or other equity interests, or issue or sell, or authorize the issuance or sale of, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, any such equity interests, or enter into any Contract with respect to the foregoing;

(iii) split, combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or other equity interests;

(iv) declare, authorize or pay any dividends or make any other distributions with respect to its outstanding equity interests (whether in cash, assets, stock or other securities), or otherwise make any payments to any stockholder in its capacity as such;

(v) sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any properties or assets that are material to its business;

(vi) amend in any adverse respect, terminate or extend any Odyssey Material Contract or Odyssey Lease, or enter into any Contract or Lease that would have constituted an Odyssey Material Contract or Odyssey Lease if entered into prior to the date hereof (other than renewals, extensions or terminations in the ordinary course of business);

(vii) (A) incur any Indebtedness; or (B) make any loans or advances to any Person;

(viii) (A) grant or agree to grant to any employee, officer, director or independent contractor of Odyssey or any Subsidiary any increase in wages, salary, bonus, severance, profit-sharing, retirement, deferred compensation, change-in-control, retention, insurance or other compensation or benefits; (B) make any bonus or incentive payments to any employee or officer; or (C) enter into any new employment, consulting or other compensation agreement, in each case other than (1) increases required by applicable Law or existing Contracts, (2) annual merit increases consistent with past practice, (3) payments made pursuant to any Odyssey Benefit Plan, or (4) actions taken to fill vacancies in the ordinary course of business;

(ix) (A) make change or rescind any Tax election; (B) settle or compromise any claim, notice, audit report or assessment in respect of any Taxes; (C) file any amended Tax Return or claim any Tax refund; (D) surrender any right to claim any Tax refund; (E) enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement, or any closing agreement relating to Taxes (other than agreements entered into in the Ordinary Course and not primarily related to Taxes); (F) fail to pay any Taxes when due, other than Taxes being contested in good faith through appropriate proceedings with adequate reserves established in accordance with GAAP; (G) request any Tax ruling from a Governmental Entity; or (H) except in the Ordinary Course, consent to any extension or waiver of the statute of limitations for any Tax claim or assessment;

(x) cancel or forgive any Indebtedness owed to Odyssey or any Subsidiary (other than Indebtedness owed by Odyssey or any Subsidiary to Odyssey or any other Subsidiary);

(xi) except as required by Law or GAAP, make any material change in its financial or Tax accounting methods, principles or practices (or change any annual accounting period);

(xii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than assets acquired in the ordinary course of business;

(xiii) grant, create or consent to the creation of any material Lien (other than Permitted Liens) on any of its assets or any Odyssey Leased Real Properties;

(xiv) waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative);

(xv) other than in the ordinary course of business, make or incur any capital expenditures;

(xvi) enter into any new line of business;

(xvii) adopt or effect any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the transactions contemplated by this Agreement;

(xviii) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with the levels maintained as of the date of this Agreement;

(xix) amend any Ancillary Agreement; or

(xx) authorize, commit or agree to take any of the actions prohibited by this Section 5.2.

Section 5.3 Commercially Reasonable Efforts. Each of the Parties shall cooperate with one another and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications, and orders of Governmental Entities required to consummate the transactions contemplated hereby. Each Party shall (a) promptly provide the other Parties with copies of all written communications, and memoranda summarizing the substance of all oral communications, between such Party, any of its Affiliates or its or their respective Representatives, on the one hand, and any Governmental Entity, on the other hand, in each case relating to this Agreement or the transactions contemplated hereby and (b) reasonably cooperate and coordinate with respect to the same.

Section 5.4 Public Announcements. Except as otherwise expressly permitted by this Section 5.4, no Party shall, and each Party shall cause its Affiliates not to, issue or make any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that such consent shall not be required for any public announcement or press release whose content is consistent with that of any prior or contemporaneous public announcement or press release made by any Party in compliance with this Section 5.4. Nothing in this Section 5.4 shall prohibit or limit any Party from making any announcement, statement, or acknowledgment that such Party is required to make pursuant to applicable Law or the rules or requirements of any national securities exchange; provided, however, that, to the extent practicable, the Party making such announcement, statement, or acknowledgment shall furnish a copy thereof to the other Parties prior to its release and shall consider in good faith any reasonable comments provided by such other Parties.

Section 5.5 Access to Information; Confidentiality. From the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with Section 8.1 and (y) the Closing, and upon reasonable advance notice, each of AOM, on the one hand, and the Odyssey Parties, on the other hand (each, a “Providing Party”), shall provide the other Party and its Representatives (the “Receiving Party”) with reasonable access, during normal business hours, to such Providing Party’s employees, consultants, advisors, facilities (to the extent applicable), books and records as may be reasonably requested by the Receiving Party; provided that: (a) such access shall be provided in a manner that the Providing Party reasonably determines is appropriate to protect the confidentiality of the transactions contemplated by this Agreement; and (b) nothing herein shall require a Providing Party to provide access to, or to disclose any information to, the Receiving Party or its representatives if, in such Providing Party’s good-faith reasonable judgment, such access or disclosure: (i) would cause significant competitive harm to the Providing Party if the transactions contemplated hereby are not consummated; (ii) would result in a waiver of any legal privilege; or (iii) would violate any applicable Law or regulation of any Governmental Entity. All information made available by either Party pursuant to this Section 5.5 shall be treated as confidential information in accordance with the Confidentiality Agreement, the terms of which are hereby incorporated by reference.

Section 5.6 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and similar Taxes and fees (including any related penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with this Agreement shall be borne by the Party that is required to pay such Transfer Taxes under applicable Law. The Party required by Law to do so shall file all necessary Tax Returns with respect to such Transfer Taxes and timely pay such Transfer Taxes. Odyssey and AOM shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith.

(b) Tax Cooperation.

(i) Odyssey and AOM shall cooperate fully, as reasonably requested by the other Party, in connection with the preparation and filing of any Tax Returns of AOM and in any audit, litigation or other proceeding relating to Taxes of AOM. Such cooperation shall include the retention and, upon request, provision of records and information reasonably relevant to such matters, and making employees available on a mutually convenient basis to provide additional information and explanation.

(ii) Odyssey and AOM shall use reasonable best efforts to obtain, and reasonably cooperate with the other Party in connection with the issuance to Odyssey or AOM of any Tax opinion(s) of counsel (A) required to be issued in connection with the declaration of effectiveness of the Form S-4 by the SEC regarding the U.S. federal income tax treatment of the Merger, or (B) reasonably necessary to confirm (or otherwise permit one or more of the Parties to report the Merger consistently with) the Intended Tax Treatment, in each case, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Odyssey or of AOM, as applicable) that contain customary representations reasonably necessary or appropriate for such counsel in connection with the issuance of such opinions. For the avoidance of doubt, the Tax opinion of counsel provided in this Section 5.6(b)(ii)(B) shall not be construed as a condition to the obligations of any Party to consummate the transactions contemplated by this Agreement.

(c) FIRPTA Certificate. At or prior to the Closing, AOM shall deliver to Odyssey (i) a certificate certifying that AOM is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, and (ii) a notice to the IRS prepared in accordance with Treasury Regulations Section 1.897-2(h)(2) (together, the “FIRPTA Certificate”).

(d) Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (with this Agreement being adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3) and, together with certain other transactions occurring in connection with the transaction contemplated by the Agreement, as a transaction described under Section 351(a) of the Code (the “Intended Tax Treatment”). No Party shall take any action that would cause the Merger to fail to qualify for the Intended Tax Treatment (and no Party shall fail to take any action that would cause the Merger to fail to qualify as a transaction described under Section 351(a) of the Code), and each Party shall cause all Tax Returns relating to the Merger to be filed on a basis that is consistent with the treatment of the Merger as a transaction described under Section 351(a) of the Code, in each case, unless otherwise required by a change in applicable Law or a “determination” as defined in Section 1313(a) of the Code.

Section 5.7 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, Odyssey shall, and shall cause each of its Subsidiaries to (i) indemnify, defend and hold harmless each of their current or former directors, officers, managers, employees, agents and fiduciaries (each, an “Indemnified Person”) (in all of their capacities) against any and all Losses incurred in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Person is or was a director, officer, manager, employee, agent or fiduciary of Odyssey or any of its Subsidiaries or is or was serving at the request of Odyssey or any of its Subsidiaries as a director, officer, manager, employee, agent or fiduciary of any other Person (in each case, including in respect of any action or omission of any such Person in any such capacity), whether asserted or claimed before, at or after the Closing (including with respect to acts or omissions occurring in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and the consummation of such transactions), and provide advancement of expenses to the Indemnified Persons, in all such cases to the greatest extent that such Persons are indemnified or have the right to advancement of expenses before the Closing by Odyssey or any of its Subsidiaries, whether pursuant to the Organizational Documents of Odyssey or any of its Subsidiaries, individual indemnity agreements or otherwise, and such rights shall survive the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with the terms of the Organizational Documents of Odyssey or any of its Subsidiaries and such individual indemnity agreements as each exists before the Closing from the Closing Date until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Person and (ii) without limitation of clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect until the expiration of the applicable statute of limitations the provisions regarding elimination of liability of any Indemnified Person, and indemnification of and advancement of expenses to any Indemnified Person contained in the Organizational Documents of Odyssey or any of its Subsidiaries.

(b) Odyssey shall, prior to the Closing, obtain and fully pay for (x) a “go-forward” directors’ and officers’ liability insurance policy to cover the post-Closing directors and officers of Odyssey and (y) “tail” insurance policies to Odyssey’s and AOM’s existing directors’ and officers’ liability insurance policies, with coverage for a period of six (6) years following the Closing, covering the Indemnified Persons and any individual who, at or prior to the Effective Time, was a director or officer of AOM (collectively, with such individual’s heirs, executors and administrators, the “AOM Covered Persons”) for claims arising out of acts or omissions occurring at or prior to the Effective Time. Such tail policies shall (i) provide coverage and amounts that are not less favorable to the Indemnified Persons and the AOM Covered Persons than those under Odyssey’s or AOM’s existing policies, as applicable, and (ii) contain terms and conditions that are no less advantageous to the Indemnified Persons and the AOM Covered Persons than Odyssey’s or AOM’s existing policies, as applicable.

(c) Notwithstanding anything to the contrary herein, the obligations of Odyssey and its Subsidiaries under this Section 5.7 shall be binding upon the successors and assigns of Odyssey and its Subsidiaries. In the event that Odyssey, any of its Subsidiaries or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then in each case Odyssey shall ensure, as a condition to such transaction, that the surviving or acquiring Person expressly assumes and agrees to honor the indemnification, advancement, exculpation and related obligations set forth in this Section 5.7 for the benefit of the Indemnified Persons.

(d) The obligations of Odyssey and its Subsidiaries under this Section 5.7 shall survive the Closing and shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. It is expressly agreed that each Indemnified Person is an intended third-party beneficiary of this Section 5.7 and shall be entitled to enforce its terms.

(e) Nothing in this Agreement is intended to, nor shall it, release, waive or impair any rights of any Indemnified Person under any directors’ and officers’ liability insurance policy that is or has been in effect with respect to Odyssey or Merger Sub. The indemnification and advancement rights provided under this Section 5.7 are in addition to, and not in substitution for, any such insurance coverage.

Section 5.8 Form S-4; Proxy Statement/Prospectus.

(a) Subject to the completion and availability of the financial statements, pro forma financial information and other information required to be included pursuant to the Securities Act, the Exchange Act, and the rules and regulations of the SEC, including Regulation S-X and Regulation S-K (each as interpreted by the staff of the SEC), Odyssey shall use commercially reasonable efforts to, as promptly as reasonably practicable following the execution and delivery of this Agreement, and in any event within thirty (30) days after the date hereof, prepare and file with the SEC a registration statement on Form S-4 (together with all amendments and supplements thereto, the “Registration Statement”) to register under the Securities Act the (x) shares of Odyssey Common Stock to be issued to the AOM Stockholders pursuant to Article II (including the shares of Odyssey Common Stock issuable pursuant to the conversion of Odyssey New Preferred Shares) and (y) Odyssey Assumed Warrants and Odyssey Assumed Warrant Shares, which Registration Statement shall include a proxy statement/prospectus (together with all amendments and supplements thereto, the “Proxy Statement/Prospectus”) relating to the transactions contemplated by this Agreement and the Ancillary Agreements. The Proxy Statement/Prospectus shall be sent to the holders of Odyssey Common Stock in definitive form in connection with the Odyssey Shareholder Meeting, all in accordance with Odyssey’s Organizational Documents, applicable Law, and the rules and regulations of the SEC and Nasdaq. Without limitation, the Proxy Statement/Prospectus shall (i) solicit proxies from the holders of Odyssey Common Stock to vote at the Odyssey Shareholder Meeting in favor of (A) the adoption of this Agreement and the approval of the transactions contemplated hereby, (B) the Odyssey Share Issuance, (C) the Odyssey Assumed Warrants Issuance, (D) the Odyssey Articles Amendment, and (E) any other proposals deemed necessary or desirable by the Parties to consummate the transactions contemplated hereby (collectively, the “Transaction Proposals”), (ii) include financial and other information regarding the transactions contemplated hereby in accordance with Regulation 14A under the Exchange Act, and (iii) constitute a prospectus of Odyssey that complies with the provisions of the Securities Act relating to the Odyssey Common Stock to be issued to the AOM Stockholders pursuant to Article II. The Registration Statement and the Proxy Statement/Prospectus shall comply in form and substance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder. Odyssey shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated hereby. As promptly as reasonably practicable following the date on which the Registration Statement becomes effective, Odyssey shall mail the Proxy Statement/Prospectus to the holders of Odyssey Common Stock of record as of the record date established by the Odyssey Board. AOM shall furnish to Odyssey all information regarding AOM and its Affiliates reasonably requested for inclusion in the Registration Statement or the Proxy Statement/Prospectus or any amendment or supplement thereto and shall otherwise reasonably cooperate in its preparation, filing and distribution. Without limitation, AOM shall reasonably cooperate with Odyssey in connection with the preparation of (x) any required historical financial statements of AOM and its Affiliates and (y) any required pro forma financial information, in each case in accordance with Regulation S-X (as interpreted by the staff of the SEC). AOM shall pay, or promptly reimburse Odyssey for, all filing fees required to be paid to the SEC in connection with the filing of the Registration Statement and any amendments thereto, and all reasonable fees and expenses of any proxy solicitor engaged by Odyssey in connection with the transactions contemplated by this Agreement. Each of Odyssey and AOM shall promptly notify the other upon receipt of any comments from the SEC or any request for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and shall provide the other with copies of all related correspondence. Each Party shall use its commercially reasonable efforts to respond as promptly as practicable to any SEC comments on the Registration Statement or the Proxy Statement/Prospectus. AOM shall cause its officers to be reasonably available to Odyssey and its counsel in connection with the drafting of the Registration Statement and the Proxy Statement/Prospectus and in responding in a timely manner to any comments from the SEC.

(b) Prior to filing the Registration Statement or the Proxy Statement/Prospectus (preliminary or definitive) or any material amendment or supplement thereto with the SEC, Odyssey shall make available drafts thereof to AOM, shall provide AOM with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith, and shall accept all reasonable additions, deletions or changes proposed by AOM. Odyssey shall provide written notice (email permitted) to AOM upon filing the Registration Statement or the Proxy Statement/Prospectus or any amendment, supplement or SEC response related thereto. Odyssey shall promptly notify AOM of (i) the time when the Registration Statement or the Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC, (ii) the time when the Registration Statement has become effective, (iii) in the event of SEC review, oral or written notice of completion of such review, (iv) the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threat of any proceeding for such purpose, (v) any request by the SEC for amendment of the Registration Statement or the Proxy Statement/Prospectus, (vi) any comments from the SEC and Odyssey’s responses thereto, and (vii) any requests by the SEC for additional information. Odyssey shall respond promptly to any SEC comments on the Registration Statement and the Proxy Statement/Prospectus, and Odyssey and AOM shall each use their commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable.

(c) If, at any time prior to the Odyssey Shareholder Meeting, any information is discovered that should be included in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that the Registration Statement or the Proxy Statement/Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Odyssey shall promptly file with the SEC and, to the extent required, transmit to the Odyssey Shareholders an appropriate amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus containing such information. If, at any time prior to the Odyssey Shareholder Approval being obtained, AOM becomes aware of any information, event or circumstance relating to AOM or any of its Affiliates, officers, directors or employees that should be disclosed in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus for the same purpose, AOM shall promptly inform Odyssey of such information, event or circumstance.

(d) Odyssey shall use its reasonable best efforts to (i) cause the shares of Odyssey Common Stock to be issued to the AOM Stockholders pursuant to Article II to be approved for listing on Nasdaq upon issuance, and (ii) make all necessary and appropriate filings with Nasdaq and take all other steps reasonably required prior to the Closing Date to effect such listing.

Section 5.9 Odyssey Shareholder Meeting.

(a) Odyssey shall, as promptly as reasonably practicable, establish a record date (which shall be mutually agreed with AOM) for, and duly call, give notice of, convene and hold, a meeting of Odyssey Shareholders (the “Odyssey Shareholder Meeting”) to vote on the Transaction Proposals, as soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC; provided that Odyssey may postpone or adjourn the Odyssey Shareholder Meeting on one (1) or more occasions if the Odyssey Board determines in good faith that such postponement or adjournment is necessary to solicit additional proxies or obtain approval of the Transaction Proposals or to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Odyssey Shareholders within a reasonable amount of time in advance of the Odyssey Shareholder Meeting. Odyssey shall use its commercially reasonable efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as reasonably practicable in accordance with applicable Law and Odyssey’s Organizational Documents. Odyssey, acting through the Odyssey Board, shall recommend to its shareholders that they vote in favor of the Transaction Proposals (the “Odyssey Board Recommendation”) and shall include the Odyssey Board Recommendation in the Proxy Statement/Prospectus, in each case unless an Adverse Recommendation Change has been made in accordance with Section 5.10.

(b) Notwithstanding anything to the contrary contained in this Agreement (including any Adverse Recommendation Change), unless this Agreement is terminated in accordance with Section 8.1, the obligations of Odyssey under this Section 5.9 shall continue in full force and effect; provided, however, that nothing in this Section 5.9(b) shall be deemed to limit, waive, delay or otherwise affect Odyssey’s right to terminate this Agreement in accordance with Section 8.1. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Section 8.1, the Transaction Proposals shall be submitted to the Odyssey Shareholders for approval at the Odyssey Shareholder Meeting whether or not (i) the Odyssey Board shall have effected an Adverse Recommendation Change or (ii) any Alternative Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to Odyssey or any of its Representatives.

Section 5.10 Non-Solicit; Change in Recommendation.

(a) From the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with Section 8.1 and (y) the Closing, each Party agrees that it shall not, and shall cause each of its respective Affiliates (excluding, for clarity, any Odyssey Shareholder) and Subsidiaries and its and their respective directors and officers not to, and shall not authorize or knowingly permit its or their other Representatives to, directly or indirectly: (i) solicit, initiate, knowingly encourage, or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal; (ii) engage in, continue, or otherwise participate in any discussions or negotiations with, or disclose any non-public information or data relating to, such Party or any of its Affiliates or Subsidiaries to, or afford access to the properties, books, or records of such Party or any of its Affiliates or Subsidiaries to, or otherwise knowingly cooperate with, assist, facilitate, or encourage any efforts by, any third party that has made, or could reasonably be expected to make, an Alternative Proposal; provided, however, that this clause (ii) shall not prohibit such Party or its

Representatives from contacting the Person or any of such Person’s Representatives that has made such Alternative Proposal solely to clarify the terms of such Alternative Proposal, in order to inform itself about such Alternative Proposal, and not for the purpose of engaging in discussions or negotiations regarding such Alternative Proposal; (iii) approve, authorize, execute, or enter into any oral or written agreement, including any confidentiality agreement, letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement, providing for or that could reasonably be expected to lead to an Alternative Proposal (an “Acquisition Agreement”); (iv) with respect to Odyssey, withdraw, modify, qualify, or change, or publicly propose to withdraw, modify, qualify, or change, in a manner adverse to AOM, the Odyssey Board Recommendation, or publicly recommend, approve, or adopt, or propose publicly to recommend, approve, or adopt, any Alternative Proposal, or fail to include the Odyssey Board Recommendation in the Proxy Statement/Prospectus in accordance with Section 5.9(a) (any action described in this clause (iv), an “Adverse Recommendation Change”); or (v) otherwise propose, resolve, or agree to take any of the foregoing actions. In addition, AOM and Odyssey shall, and shall cause their respective Affiliates and Subsidiaries and their respective Representatives, acting in such capacity, to (A) immediately cease and cause to be terminated any solicitation, encouragement, discussions, or negotiations with any Person relating to an Alternative Proposal and to request that any such Person promptly return or destroy all confidential information concerning (1) AOM or any of its Subsidiaries or (2) Odyssey or any of its Subsidiaries, as applicable, and (B) not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party that relates to an Alternative Proposal.

(b) Notwithstanding anything to the contrary in Section 5.10(a), if at any time prior to obtaining Odyssey Shareholder Approval, (i) Odyssey receives a bona fide written Alternative Proposal, (ii) the Odyssey Board, after consultation with its financial advisors and outside legal counsel, determines reasonably and in good faith that such Alternative Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, and (iii) such Alternative Proposal did not result from a material breach of this Section 5.10, then Odyssey may (A) furnish information, including non-public information, relating to Odyssey and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations with such Person regarding such Alternative Proposal; provided, however, that Odyssey shall not, and shall use commercially reasonable efforts to cause its Representatives not to, disclose any such non-public information unless Odyssey has entered into, or contemporaneously enters into, a customary confidentiality agreement with such Person containing confidentiality provisions that are no less restrictive with respect to such Person than the provisions of the Confidentiality Agreement are with respect to AOM.

(c) In addition to its other obligations under this Section 5.10, Odyssey shall promptly advise AOM at first orally and promptly thereafter in writing, and in any event no later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry, or other contact relating to an Alternative Proposal is received by Odyssey, if any information is requested from Odyssey, and if any discussions or negotiations are sought to be initiated with Odyssey in connection therewith (whether or not received in writing). Such notice shall identify the Person making such proposal, offer, inquiry, or contact and describe the material terms and conditions of any such proposal or offer, or the nature of any inquiry or contact. Odyssey shall thereafter keep AOM reasonably informed, on a reasonably current basis, of any material developments with respect to the status or terms of any such proposals, offers, inquiries, or requests, and shall promptly provide AOM with copies of any material written communications or documents received by, or delivered by Odyssey to, any third party making an Alternative Proposal that relate thereto, as well as the status of any related discussions or negotiations.

(d) Notwithstanding the foregoing, if Odyssey receives a bona fide written Alternative Proposal that the Odyssey Board, after consultation with its financial advisors and outside legal counsel, determines reasonably and in good faith constitutes a Superior Proposal, then, at any time prior to obtaining Odyssey Shareholder Approval, the Odyssey Board may, if it determines reasonably and in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, effect an Adverse Recommendation Change with respect to such Superior Proposal or cause Odyssey to terminate this Agreement in accordance with Section 8.1(e); provided, however, that Odyssey shall not effect any such Adverse Recommendation Change or termination of this Agreement until five (5) Business Days after Odyssey has delivered to AOM a written notice (an “Odyssey Notice”) advising that the Odyssey Board or a committee thereof has received a Superior Proposal, specifying in reasonable detail the material terms and conditions of such Superior Proposal and identifying the Person or group making such Superior Proposal. During such five (5) Business Day period, AOM shall have the right, but not the obligation, to negotiate in good faith with Odyssey, at the request of AOM, with respect to any alternative transaction or modification to the terms of this Agreement that would permit the Odyssey Board to avoid effecting such Adverse Recommendation Change or termination of this Agreement in a manner consistent with its fiduciary duties. Any material change to the financial or other material terms of a Superior Proposal shall require delivery of a new Odyssey Notice and the commencement of a new two (2) Business Day period pursuant to this Section 5.10(d). Notwithstanding the foregoing, Odyssey shall not be entitled to effect an Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.1(e) unless Odyssey and its Representatives have complied in all material respects with Section 5.10(a).

(e) For purposes of this Agreement:

(i) “Alternative Proposal” means any inquiry, proposal, or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than AOM or Odyssey, as applicable, relating to any of the following, in each case other than the transactions contemplated by this Agreement: (A) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of twenty percent (20%) or more of the equity interests of Odyssey or AOM, as applicable; (B) any merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution, or other similar transaction involving Odyssey or AOM, as applicable, that is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of the equity interests of Odyssey or AOM, as applicable; or (C) any direct or indirect sale, lease, exchange, transfer, license, acquisition or other disposition of all or substantially all of the assets of Odyssey or AOM, as applicable.

(ii) “Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Odyssey Board on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Odyssey Board as of the date hereof), which event or circumstance, or any consequence thereof, becomes known to the Odyssey Board prior to the time at which Odyssey receives the Odyssey Shareholder Approval; provided, however, that in no event shall any of the following constitute an Intervening Event: (A) the receipt or existence of any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Alternative Proposal, or (B) any change in stock price or trading volume of Odyssey Common Stock or the fact, in and of itself, that Odyssey meets or exceeds internal or published estimates, projections or forecasts for any period (provided, that the facts or causes underlying or contributing to such change, or to the meeting or exceeding (or failure to meet or exceed, as applicable) such estimates, projections or forecasts shall not be excluded by this clause (B)).

(iii) “Superior Proposal” means a bona fide written Alternative Proposal that the Odyssey Board determines reasonably and in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable, from a financial point of view, to the holders of Odyssey Common Stock than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory, timing, and other factors deemed relevant by the Odyssey Board acting reasonably and in good faith (including the identity of the Person making such proposal and the conditions thereto, including any financing aspects of the proposal, and the likelihood and timing of consummation); provided, however, that for purposes of this definition of “Superior Proposal,” the term “Alternative Proposal” shall have the meaning set forth in Section 5.10(e)(i), except that references to “twenty percent (20%)” therein shall be deemed to be references to “eighty percent (80%).”

(f) Notwithstanding anything in this Section 5.10 to the contrary, the Odyssey Board may, at any time prior to obtaining Odyssey Shareholder Approval, effect an Adverse Recommendation Change in response to an Intervening Event if the Odyssey Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Odyssey shall deliver to AOM written notice at least three (3) Business Days prior to effecting such Adverse Recommendation Change, which notice shall state Odyssey’s intention to effect such Adverse Recommendation Change and describe in reasonable detail the reasons therefor, including the material facts and circumstances relating to the applicable Intervening Event. During such three (3) Business Day period, Odyssey shall consider in good faith any proposal by AOM to amend the terms and conditions of this Agreement in a manner that would permit the Odyssey Board to avoid effecting such Adverse Recommendation Change consistent with its fiduciary duties.

(g) Nothing in this Agreement shall prohibit or restrict Odyssey or the Odyssey Board from making or issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, or from complying with Rule 14d-9, Rule 14e-2, or any other applicable provision of the Exchange Act or other applicable Law with respect to any Alternative Proposal, if the Odyssey Board determines reasonably and in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, any public statement that merely describes Odyssey’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not constitute an Adverse Recommendation Change.

(h) Any determination, decision or action (or failure to act) by or on behalf of Odyssey or the Odyssey Board relating to, arising out of or in connection with this Section 5.10, any Alternative Proposal, any Superior Proposal, or any Adverse Recommendation Change, including the granting of any approval, consent, permission or waiver, or the consideration, evaluation, negotiation, determination of, comment on or consultation with respect to any such matter (and, in each case, phrases of like import), may be made by, or at the direction of, the Odyssey Special Transaction Committee.

Section 5.11 Section 16 of the Exchange Act. Prior to the Closing, the Odyssey Board, or an appropriate committee thereof composed solely of non-employee directors, shall adopt resolutions consistent with the interpretive guidance of the SEC providing that the acquisition of Odyssey Common Stock pursuant to this Agreement by any officer or director of AOM who is expected to become a “covered person” of Odyssey for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.12 Termination of Agreements. AOM shall take all actions necessary to terminate, at or prior to the Effective Time, each agreement, arrangement or understanding (whether written or oral) between AOM or any of its Subsidiaries, on the one hand, (a) any record or beneficial owner of equity securities of AOM or any of its Subsidiaries, (b) any immediate family member of any Person described in clause (a), or (c) any Affiliate of, or any entity directly or indirectly controlled by, any Person described in clauses (a) or (b), on the other hand, other than any agreement, arrangement or understanding set forth on Section 5.12 of the AOM Disclosure Schedule, in each case in a manner that results in AOM and its Subsidiaries having no continuing liability or obligation with respect to any such agreement, arrangement or understanding following the Effective Time.

Section 5.13 AOM Stockholder Approval.

(a) As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date on which the Registration Statement is declared effective under the Securities Act (the “AOM Written Consent Deadline”), AOM shall obtain and deliver to Odyssey a true and correct copy of the adoption and approval of this Agreement and the transactions contemplated hereby by the AOM Stockholders acting by written consent in lieu of a meeting, taken in accordance with the applicable provisions of the DGCL and AOM’s Organizational Documents, and in form and substance reasonably satisfactory to Odyssey, approving this Agreement, the Ancillary Agreements to which AOM is or will be a party and the transactions contemplated hereby and thereby (including the Merger), duly executed by the AOM Stockholders constituting the Requisite AOM Approval (the “AOM Written Consent”). The execution and delivery of the AOM Written Consent by such AOM Stockholders shall constitute the Requisite AOM Approval.

(b) Reasonably promptly following receipt of the Requisite AOM Approval, and in any event no later than ten (10) days thereafter, AOM shall prepare and mail a notice (the “AOM Stockholder Notice”) to every AOM Stockholder that did not execute the AOM Written Consent. The AOM Stockholder Notice shall (i) be a statement to the effect that the AOM Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of AOM and the AOM Stockholders and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the AOM Stockholders to whom it is sent with notice of the actions taken in the AOM Written Consent, including the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, in accordance with Section 228(e) of the DGCL and AOM’s Organizational Documents, and (iii) include a description of the appraisal rights of AOM Stockholders available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the AOM Stockholders in accordance with this Section 5.13(b) shall be subject to Odyssey’s advance review and reasonable approval.

Section 5.14 Transaction Litigation. Each of Odyssey and AOM shall cooperate with the other and use commercially reasonable efforts in the defense or settlement of any third-party Action relating to the transactions contemplated by this Agreement that is brought or threatened in writing against (a) Odyssey and/or any of its directors or officers or (b) AOM and/or any of its directors or officers. Such cooperation shall include: (i) keeping the other Party reasonably and promptly informed of any material developments in connection with any such Action; (ii) providing the other Party with a reasonable opportunity to participate in the defense or settlement of such Action and to consider in good faith any suggestions of the other Party in connection therewith; (iii) utilizing counsel reasonably acceptable to the Parties (such acceptance not to be unreasonably withheld, conditioned, or delayed); and (iv) refraining from compromising, settling, consenting to the entry of any order, or entering into any agreement with respect to any such Action without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed).

Section 5.15 Bridge Financing and PIPE Investment.

(a) From the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with Section 8.1 and (y) the Closing, AOM shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, maintain in effect and consummate the PIPE Investment in accordance with the PIPE Subscription Agreement, including to: (i) keep in full force and effect, and not cancel, terminate or permit to lapse, any commitments or obligations of any PIPE Investor under the PIPE Subscription Agreement; (ii) negotiate, execute and deliver any ancillary agreements, instruments, certificates or other documents contemplated by, or reasonably necessary or advisable to consummate, the PIPE Investment on the terms set forth in the PIPE Subscription Agreement; (iii) satisfy on a timely basis (or seek a waiver of) all conditions precedent to the funding, issuance, conversion, closing and/or other consummation of the PIPE Investment set forth in the PIPE Subscription Agreement (the “Financing Conditions”) that are within AOM’s or any of its Affiliates’ control, and reasonably cooperate with Odyssey in connection with the satisfaction of any other Financing Conditions; (iv) if all Financing Conditions (other than those to be satisfied at the applicable closing and subject to their satisfaction at such closing) have been satisfied or waived, consummate the PIPE Investment concurrently with the Closing as and when required by the PIPE Subscription Agreement; (v) consult with Odyssey in good faith regarding the timing and mechanics of the closings for the PIPE Investment; (vi) deliver notices and other communications to the PIPE Investors sufficiently in advance of the Closing to permit timely funding of the PIPE Investment as early as permitted under the PIPE Subscription Agreement; (vii) cause each PIPE Investor to fund or deliver its applicable portion of the PIPE Investment to (or as directed by) AOM (or, if applicable, to an escrow agent designated in the PIPE Subscription Agreement) in accordance with the PIPE Subscription Agreement; (viii) ensure that, from the funding of the Bridge Financing through the Closing, AOM shall not incur expenditures in amounts that would reasonably be expected to cause the condition set forth in Section 6.3(e)(ii) to not be satisfied; and (ix) upon reasonable request of Odyssey, confirm with the PIPE Investors their intent and ability to perform and the availability of the PIPE Investment, subject only to satisfaction or waiver of the applicable Financing Conditions.

(b) Unless otherwise approved in writing by Odyssey (which approval may be granted or withheld in Odyssey’s sole discretion), AOM shall not agree to, permit or implement any amendment, restatement, replacement, supplement or other modification of, or any waiver or consent under, any Subscription Agreement that would: (i) (A) modify the purchase price per share payable under any PIPE Subscription Agreement or (B) modify the economic terms applicable to the Bridge Debentures in a manner adverse to AOM or Odyssey; (ii) reduce, cap or otherwise adversely affect the aggregate committed amount of the PIPE Investment (it being understood that AOM shall provide Odyssey prompt written notice of any termination by, or withdrawal or commitment reduction of, any PIPE Investor, whether permitted under the PIPE Subscription Agreement (if and to the extent applicable) or otherwise); (iii) impose any new or additional conditions, expand or modify any conditions precedent, or otherwise adversely affect the likelihood, timing or ability of AOM to consummate the PIPE Investment as contemplated by this Agreement and the PIPE Subscription Agreement; (iv) provide any Bridge Investor or PIPE Investor with any material post-Closing right with respect to AOM, the Surviving Corporation or Odyssey (including any board designation right, veto right, consent right, information right or registration right not contemplated by the Subscription Agreements or otherwise as of the date hereof); or (v) otherwise reasonably be expected to prevent, delay, impede or impair the Closing or the consummation of the PIPE Investment. AOM shall promptly (and in any event within two (2) Business Days) deliver to Odyssey copies of any amendment, restatement, replacement, supplement, modification, waiver or consent with respect to any Subscription Agreement, and shall not take any action that could reasonably be expected to materially delay or prevent the consummation of the PIPE Investment.

(c) AOM shall enforce its rights under the PIPE Subscription Agreement, including by seeking to cause the PIPE Investors to fulfill their obligations thereunder (and, upon Odyssey’s reasonable request, using commercially reasonable efforts to pursue specific performance or other equitable relief), and shall not release or consent to the release of any PIPE Investor from its obligations thereunder, in each case except with Odyssey’s prior written consent.

(d) AOM shall take all actions required under the Bridge Debentures to cause the Bridge Debentures to convert into shares of AOM Common Stock immediately prior to the Effective Time in accordance with the terms of the Bridge Debentures and the Bridge Subscription Agreements. AOM shall take all actions required under the PIPE Subscription Agreement to timely issue and deliver to the PIPE Investors the shares of AOM Common Stock subscribed for thereunder immediately prior to the Effective Time in accordance with the terms of the PIPE Subscription Agreement. Solely if required by the PIPE Subscription Agreement, Odyssey shall, at or prior to the Closing, execute and deliver the Registration Rights Agreement (as defined in the PIPE Subscription Agreement), and shall, following the Closing, perform its obligations thereunder in accordance with the terms thereof.

(e) Following the execution of this Agreement, Odyssey shall use commercially reasonable efforts to negotiate and execute a joinder to the engagement letter signed by AOM with Cantor Fitzgerald & Co. in connection with the PIPE Investment.

Section 5.16 NOAA Application Efforts. From the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with Section 8.1 and (y) the Closing, AOM shall use commercially reasonable efforts to diligently prosecute and obtain approval of the NOAA Application, including timely responding to all communications from NOAA, providing requested information, and taking all actions reasonably necessary to advance the NOAA Application. AOM shall keep Odyssey reasonably informed of material developments with respect to the NOAA Application and shall not withdraw the application or accept any condition, restriction, or determination that would reasonably be expected to materially and adversely affect the ability of AOM and its Affiliates to, following the Closing, execute on the business plan and strategy described in the NOAA Application, without Odyssey’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

Section 5.17 CIC and OML Transactions. From the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with Section 8.1 and (y) the Closing, each of AOM and Odyssey shall (a) use commercially reasonable efforts to maintain each of the CIC Agreements and OML Agreements, as applicable, in full force and effect, (b) not terminate, amend, modify, or waive any material provision of any CIC Agreement or OML Agreement, as applicable, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed), (c) perform its obligations under the CIC Agreements and OML Agreements, as applicable, in all material respects in accordance with their terms, and (d) promptly notify the other Party in writing of any material breach, default, or threatened termination of any CIC Agreement or OML Agreement, as applicable, of which it becomes aware.

Section 5.18 Non-Core Asset Transactions.

(a) From the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with Section 8.1 and (y) the Closing, the Parties shall use commercially reasonable efforts to negotiate, document, memorialize and effectuate the transactions and other actions described on Schedule A (the “Non-Core Asset Transactions”). The Non-Core Asset Transactions shall be effected between the date hereof and the Closing, except to the extent that any such transaction or action is specified on Schedule A to occur prior to the filing of the Registration Statement and the Proxy Statement/Prospectus, in which case such transaction or action shall be completed prior to such filing. AOM shall use reasonable best efforts to support Odyssey in connection with its negotiations with third parties in order to finalize the terms and conditions of the Non-Core Asset Transactions as promptly as possible following the date of this Agreement.

(b) Prior to the Closing, Odyssey shall establish a record date (the “Non-Core Asset Record Date”) for purposes of determining the holders of Odyssey Common Stock entitled to receive beneficial interests in the ORM Trust (as defined on Schedule A). On or prior to the Closing, Odyssey shall either (i) distribute, or cause to be distributed, pro rata to the holders of record of Odyssey Common Stock as of the Non-Core Asset Record Date their respective beneficial interests in the ORM Trust or (ii) deliver, or cause to be delivered, to the trustee(s) of the ORM Trust (or, if applicable, the board or governing body thereof) a true, complete and correct list of such holders and their respective beneficial interests as of the Non-Core Asset Record Date, in each case in accordance with the definitive documentation of the ORM Trust and the Non-Core Asset Transactions.

Section 5.19 Odyssey Reverse Stock Split. Odyssey shall use reasonable best efforts to effect a reverse stock split of the outstanding shares of Odyssey Common Stock consistent with the requirements set forth in Section 2.3(b)(iv) of the PIPE Subscription Agreement, including, to the extent required or deemed appropriate by the Odyssey Board, by seeking shareholder approval thereof (the “Reverse Stock Split”). Without limiting the foregoing, if Odyssey determines to seek shareholder approval of the Reverse Stock Split in connection with Odyssey’s first annual meeting of Odyssey Shareholders occurring after the date of this Agreement (the “Odyssey Annual Meeting”), Odyssey shall include in the proxy statement for the Odyssey Annual Meeting a proposal (the “Reverse Stock Split Proposal”) to approve an amendment to Odyssey’s articles of incorporation to effect the Reverse Stock Split, and shall use commercially reasonable efforts to (a) solicit proxies from Odyssey Shareholders in favor of the Reverse Stock Split Proposal, (b) obtain the requisite shareholder approval for the Reverse Stock Split Proposal at the Odyssey Annual Meeting, and (c) otherwise cause the Reverse Stock Split to become effective as promptly as practicable following receipt of such shareholder approval. For the avoidance of doubt, if the Reverse Stock Split is effected prior to the Effective Time, the Merger Consideration shall be adjusted in accordance with Section 2.5(c) (as specifically provided in the last two sentences thereof) to fully reflect the effect of the Reverse Stock Split.

Section 5.20 Appraisal Waivers. AOM shall, within ten (10) Business Days following the date of this Agreement, take all actions necessary to cause (a) the power of attorney referenced in the subscription agreements between AOM and the AOM Stockholders, dated September 22, 2025, to be duly executed and delivered to effect a waiver of appraisal rights with respect to each AOM Stockholder who has not executed and delivered an Appraisal Rights Waiver as of the date hereof and who did not execute the AOM Written Consent, and (b) each Bridge Investor who has not executed and delivered an Appraisal Rights Waiver as of the date hereof to execute and deliver an Appraisal Rights Waiver in accordance with, and pursuant to the terms of, the applicable Bridge Subscription Agreement.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to Each Party’s Obligations. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) No Injunctions or Restraints. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction, Order or other judgment, in each case whether temporary, preliminary or permanent, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger.

(b) Odyssey Shareholder Approval. The Odyssey Shareholder Approval shall have been obtained.

(c) AOM Stockholder Approval. The Requisite AOM Approval shall have been obtained.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) CIC and OML Transactions. (i) The conditions to the closing of each Specified CIC and OML Agreement shall have been satisfied or waived (subject, in the case of any such waiver, to compliance with Section 5.17), or, to the extent any such conditions are required to be satisfied at the closing of such Specified CIC and OML Agreement, shall be capable of being satisfied at such closing, and (ii) each other CIC Agreement and OML Agreement shall remain in full force and effect.

Section 6.2 Conditions to Obligations of AOM. The obligations of AOM to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by AOM) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Odyssey Parties set forth in the first four sentences of Section 4.3(a) (Capitalization) and in Section 4.7(c) (Absence of Certain Changes) shall be true and correct in all respects (other than, in the case of the first four sentences of Section 4.3(a), such failures to be true and correct as are de minimis), in each case as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), (ii) the representations and warranties of the Odyssey Parties set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capitalization) (other than the first four sentences of Section 4.3(a)), Section 4.4(a) (Consents and Approvals; No Violations), Section 4.17 (Certain Fees), and Section 4.22 (Organization of Merger Sub) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (iii) each of the other representations and warranties of the Odyssey Parties set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Odyssey Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, solely in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have an Odyssey Material Adverse Effect.

(b) Performance of Obligations. Each of the Odyssey Parties shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof.

(c) Odyssey Parties Officer’s Certificate. An authorized officer of the Odyssey Parties shall have executed and delivered to AOM a certificate (the “Odyssey Closing Certificate”) as to compliance with the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).

(d) No Odyssey Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Odyssey Material Adverse Effect that is continuing as of the Closing.

(e) Non-Core Asset Transactions. The Non-Core Asset Transactions shall have been consummated in all material respects in accordance with Schedule A.

Section 6.3 Conditions to Obligations of the Odyssey Parties. The obligations of the Odyssey Parties to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Odyssey Parties) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of AOM set forth in Section 3.3 (Capitalization) (other than the last two sentences thereof), Section 3.4 (AOM Subsidiaries), and Section 3.8(c) (Absence of Certain Changes) shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), (ii) the representations and warranties of AOM set forth in Section 3.1 (Organization), Section 3.2 (Authorization), the last two sentences of Section 3.3 (Capitalization), Section 3.5 (Consents and Approvals; No Violations), and Section 3.19 (Certain Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (iii) each of the other representations and warranties of AOM set forth in this Agreement shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “AOM Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), except, solely in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have an AOM Material Adverse Effect.

(b) Performance of Obligations. AOM shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof.

(c) AOM Officer’s Certificate. An authorized officer of AOM shall have executed and delivered to the Odyssey Parties a certificate (the “AOM Closing Certificate”) as to compliance with the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d).

(d) No AOM Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any AOM Material Adverse Effect that is continuing as of the Closing.

(e) Bridge and PIPE Conditions. (i) The PIPE Investment shall have been consummated with gross proceeds of not less than $25,000,000, (ii) immediately prior to the Effective Time, after giving effect to the PIPE Investment, AOM shall have a cash balance of not less than $100,000,000, and (iii) immediately prior to the Effective Time, the Bridge Debentures shall have converted into shares of AOM Common Stock in accordance with their terms.

(f) NOAA Application. The NOAA Application shall (i) remain pending and shall not have been withdrawn or denied, or (ii) have been approved or granted by NOAA, and, in either case, no condition, restriction, limitation, or determination imposed or made in connection therewith shall exist that would reasonably be expected to materially and adversely affect the ability of AOM and its Affiliates to, following the Closing, execute on the business plan and strategy described in the NOAA Application.

Section 6.4 Frustration of Closing Conditions. Neither AOM nor any of the Odyssey Parties shall be entitled to rely on the failure of any condition set forth in Section 6.1, Section 6.2, or Section 6.3, as applicable, to the extent such failure resulted from such Party’s failure to perform or comply with any covenant, agreement, or obligation under this Agreement.

ARTICLE VII

CLOSING

Section 7.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic exchange of documents at 8:00 a.m., New York City time, on the fourth (4th) Business Day after the satisfaction or (to the extent permitted by Law) waiver of the conditions to the Parties’ obligations set forth in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 7.2 Deliveries by AOM. At the Closing, AOM will deliver or cause to be delivered to Odyssey (unless delivered previously) the following:

(a) the Certificate of Merger, executed by AOM;

(b) the AOM Closing Certificate;

(c) the FIRPTA Certificate; and

(d) any other document required to be delivered by AOM at Closing pursuant to this Agreement.

Section 7.3 Deliveries by Odyssey. At the Closing, Odyssey will deliver or cause to be delivered to AOM the following:

(a) evidence of the deposit of the Merger Consideration to the Exchange Agent;

(b) the A&R Odyssey Articles;

(c) the Odyssey Closing Certificate; and

(d) any other document required to be delivered by the Odyssey Parties at Closing pursuant to this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by Odyssey or AOM if the Merger has not been consummated by the date that is six (6) months following the date of this Agreement (the “Outside Date”); provided, however, that either Odyssey or AOM may, by written notice delivered to the other Party prior to the then-applicable Outside Date, extend the Outside Date for an additional two (2) months, and thereafter, by written notice delivered prior to the then-applicable Outside Date, extend the Outside Date for one (1) additional period of thirty (30) days, and such later date shall, in either case, be deemed the Outside Date for all purposes of this Agreement; provided, further, that any such extension may be effected only if, in the good faith determination of the extending Party, the conditions to Closing set forth in Article VI remain capable of being satisfied or have been waived; provided, further, that if, on the Outside Date (including as it may be extended pursuant to this Section 8.1(b)), all of the conditions to Closing set forth in Article VI have been satisfied or waived (or, in the case of those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on such date), but the Closing does not occur on the Outside Date solely by operation of Section 7.1, then the Outside Date shall automatically be extended to the Business Day immediately following the date on which the Closing is scheduled to occur in accordance with Section 7.1; provided, further, that no Party may terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Date is primarily attributable to such Party’s failure to perform any covenant or other obligation required to be performed by it under this Agreement at or prior to the Effective Time;

(c) by Odyssey or AOM if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which has become final and nonappealable and has the effect of making consummation of the transactions contemplated by this Agreement or any Ancillary Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement or any Ancillary Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to materially fulfill any representation, warranty, covenant or obligation under this Agreement or any Ancillary Agreement or other material action has been the actual or proximate cause of such Order;

(d) by AOM if, prior to the Odyssey Shareholder Approval having been obtained, the Odyssey Board or Odyssey Special Transaction Committee makes an Adverse Recommendation Change in accordance with the terms of this Agreement;

(e) by Odyssey if (i) the Odyssey Board or the Odyssey Special Transaction Committee authorizes Odyssey or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, to enter into a definitive Acquisition Agreement providing for the consummation of a Superior Proposal in accordance with Section 5.10, (ii) concurrently with the termination of this Agreement, Odyssey, subject to complying with the terms of Section 5.10, enters into such definitive Acquisition Agreement providing for the consummation of a Superior Proposal, and (iii) prior to or concurrently with such termination, Odyssey pays (or causes to be paid) to AOM the Odyssey Termination Payment due in accordance with Section 8.3(a);

(f) by Odyssey or AOM if the Transaction Proposals are not approved at the Odyssey Shareholder Meeting (including any adjournments or postponements thereof) at which the approval of this Agreement is sought;

(g) by the Odyssey Parties if AOM has breached any of its representations, warranties, covenants or other agreements in this Agreement, or any such representation or warranty becomes untrue or inaccurate after the date hereof, in each case where: (i) such breach, untruth or inaccuracy would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied as of the Closing (a “Terminating AOM Breach”); and (ii) such Terminating AOM Breach is not cured within twenty (20) days after written notice thereof from the Odyssey Parties (describing the breach in reasonable detail), or is incapable of being cured prior to the Outside Date; provided, that no Odyssey Party is then in material breach of its own representations, warranties, covenants or other obligations under this Agreement which would give rise to a failure of Section 6.2(a) or Section 6.2(b);

(h) by AOM if any Odyssey Party has breached any of its representations, warranties, covenants or other agreements in this Agreement, or any such representation or warranty becomes untrue or inaccurate after the date hereof, in each case where: (i) such breach, untruth or inaccuracy would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied as of the Closing (a “Terminating Odyssey Breach”); and (ii) such Terminating Odyssey Breach is not cured within twenty (20) days after written notice thereof from AOM (describing the breach in reasonable detail), or is incapable of being cured prior to the Outside Date; provided, that AOM is not then in material breach of its own representations, warranties, covenants or other obligations which would give rise to a failure of Section 6.3(a) or Section 6.3(b); and

(i) by the Odyssey Parties if AOM does not deliver to Odyssey the AOM Written Consent constituting the Requisite AOM Approval on or prior to the AOM Written Consent Deadline.

Section 8.2 Procedure and Effect of Termination. In the event of a termination of this Agreement pursuant to Section 8.1 by the Odyssey Parties, on the one hand, or by AOM, on the other hand, written notice of such termination shall be delivered to the other Parties, specifying the provision of this Agreement pursuant to which such termination is made. Upon such termination, this Agreement shall become void and of no further force or effect, and no Party shall have any liability hereunder; provided, however, that: (a) this Section 8.2, Section 8.3 and Article IX shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any Party from any liability for fraud or any willful and intentional breach of any covenant or obligation contained in this Agreement.

Section 8.3 Odyssey Termination Payment.

(a) In the event that: (i) this Agreement is terminated (x) by AOM pursuant to Section 8.1(d), or (y) by Odyssey pursuant to Section 8.1(e); or (ii) this Agreement is terminated (x) by either Odyssey or AOM pursuant to Section 8.1(f) or (y) by AOM pursuant to Section 8.1(h) as a result of a willful and intentional breach by Odyssey of its covenants hereunder (and at such time the Odyssey Shareholder Approval has not been obtained), and (A) after the date of this Agreement but before the Odyssey Shareholder Meeting an Alternative Proposal with respect to Odyssey shall have been publicly made or publicly proposed or communicated to Odyssey or to the Odyssey Shareholders generally (and not withdrawn), and (B) within twelve (12) months after such termination Odyssey shall have entered into a definitive Contract providing for the consummation of an Alternative Proposal; provided that for purposes of this clause (B) all references in the definition of Alternative Proposal to 20% shall instead refer to 50%; then Odyssey shall pay to AOM, in cash by wire transfer of same-day funds to an account or accounts designated by AOM, a nonrefundable fee in the amount of $2,200,000 (the “Odyssey Termination Payment”), which shall be paid (1) in the case of a termination by AOM pursuant to clause (i)(x) above, within one (1) Business Day after termination of this Agreement, (2) in the case of a termination by Odyssey pursuant to clause (i)(y) above, prior to or simultaneously with such termination, or (3) in the case of a termination pursuant to clause (ii) above, upon the earlier of the entry into a definitive Contract to consummate, or the consummation of, an Alternative Proposal.

(b) If Odyssey fails to pay when due any amount payable under this Section 8.3, then Odyssey shall reimburse AOM for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by AOM of its rights under this Section 8.3.

(c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Odyssey be obligated to pay more than one (1) Odyssey Termination Payment.

(d) Notwithstanding anything to the contrary in this Agreement, AOM’s right to receive payment of the Odyssey Termination Payment pursuant to Section 8.3(a) shall, in circumstances in which the Odyssey Termination Payment is payable hereunder and is paid in full (absent fraud or any willful and intentional breach of this Agreement), be deemed to be liquidated damages (and not a penalty) and shall, except as set forth in this Section 8.3(d), be the sole and exclusive monetary remedy of AOM against Odyssey and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or assignees or successors (collectively, “Odyssey Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Odyssey Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, whether in equity or at Law, in contract, in tort or otherwise. For the avoidance of doubt, while AOM may pursue both a grant of specific performance and the payment of the Odyssey Termination Payment (in each case in accordance with the terms of this Agreement), under no circumstances shall AOM be permitted or entitled to receive both a grant of specific performance and the Odyssey Termination Payment.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which expressly by their terms survive the Effective Time.

Section 9.2 Fees and Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with the transactions contemplated hereby and this Agreement shall be paid by the Party incurring or required to incur such fees or expenses.

Section 9.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered in person, or when transmitted by e-mail; (b) on the next Business Day if sent by overnight courier; or (c) on the second succeeding Business Day if sent by registered or certified mail (postage prepaid, return receipt requested). Such notices and communications shall be sent to the Parties at the following addresses (or to such other address as a Party may designate by notice to the other Parties in accordance with this Section 9.3):

If to the Odyssey Parties, to:

Odyssey Marine Exploration, Inc.
Attention:	Legal Department
Email:	legal@odysseymarine.com

with a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue
New York, NY 10022
Attention:	Rory B. O’Halloran
Christopher Glenn
Email:	Rory.OHalloran@aoshearman.com
Christopher.Glenn@aoshearman.com

If to AOM, to:

American Ocean Minerals Corporation 400 North Ashley Dr.
Suite 1900
Tampa, FL 33602
Attention:	Philip Plough
Email:	pplough@aomusa.com

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 3200, Bay Adelaide Centre – North Tower, 40 Temperance Street
Toronto, Ontario M5H 0B4
Attention: Jonathan Sherman
Email: jsherman@cassels.com and

Gibson, Dunn & Crutcher LLP 200 Park Avenue, New York, NY 10166
Attention: John Gaffney
Email: jgaffney@gibsondunn.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 9.4 Severability. If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable under any applicable Law or public policy, the remaining terms, conditions and provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not materially adversely affected with respect to any Party. Upon such determination, the Parties shall negotiate in good faith to amend this Agreement so as to effect, to the maximum extent possible, the original intent of the Parties in a manner that is valid, legal and enforceable and that permits the transactions contemplated hereby to be consummated as originally contemplated.

Section 9.5 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, directly or indirectly (including by operation of Law), this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties.

Section 9.6 No Third-Party Beneficiaries. Except as expressly provided in Section 5.7 and Section 9.18, this Agreement is solely for the benefit of (a) AOM and its successors and permitted assigns with respect to the obligations of the Odyssey Parties, and (b) the Odyssey Parties and their respective successors and permitted assigns with respect to the obligations of AOM, and nothing in this Agreement shall confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

Section 9.7 Section Headings. The Article and Section headings contained in this Agreement are for reference purposes only, are not part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.8 Consent to Jurisdiction, Etc.. Each Party, and any Person asserting rights as a third-party beneficiary (to the extent permitted under this Agreement), irrevocably agrees that any Legal Dispute shall be brought exclusively in the state courts of the State of New York located in the Borough of Manhattan in the City of New York or, if federal jurisdiction exists, in the federal courts of the United States located in the Borough of Manhattan in the City of New York. Each such Person hereby irrevocably submits to the exclusive jurisdiction of such courts (and the appropriate appellate courts therefrom) and waives, to the fullest extent permitted by applicable Law, any objection to the laying of venue in such courts or any claim that such forum is inconvenient. During the pendency of any Legal Dispute filed in accordance with this Section 9.8, all actions, suits or proceedings relating to such Legal Dispute (including any counterclaim, cross-claim or interpleader) shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third-party beneficiary irrevocably waives, and shall not assert as a defense in any Legal Dispute, that: (a) such Person is not subject to the jurisdiction of such courts; (b) such action, suit or proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such action, suit or proceeding is brought in an inconvenient forum; or (e) the venue is improper. A final judgment in any Legal Dispute described in this Section 9.8, following expiration of the period permitted for appeal (and subject to any stay during appeal), shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY, AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY in any Legal Dispute relating to this Agreement or the transactions contemplated hereby.

Section 9.9 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, relating to such subject matter, including (x) the letter agreement between Odyssey and AOM dated as of October 8, 2025, and (y) the non-binding term sheet between Odyssey and AOM dated as of February 13, 2026. Each Party acknowledges and agrees that, in entering into this Agreement, it has not relied on any promises, assurances, statements or representations, written or oral, other than those expressly set forth in this Agreement (including the Schedules and Exhibits hereto) or the Ancillary Agreements.

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without regard to any conflict of Laws or choice of Laws rules or principles that would cause or permit the application of the Laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 9.11 Specific Performance. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and that, in the event of any breach of this Agreement, monetary damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, each Party agrees that, in addition to any other rights and remedies available at law or in equity, the non-breaching Party shall be entitled to seek specific performance, injunctive relief and other equitable remedies (without the posting of any bond or other security) to enforce the terms of this Agreement, including to compel the performance of obligations or covenants hereunder. Each Party agrees that the only permitted objection it may raise in response to an action seeking equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 9.12 Counterparts; Electronic Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by e-mail (including .pdf or other electronic format) or other electronic transmission shall be as effective as delivery of a manually executed counterpart.

Section 9.13 Extension and Waiver. At any time prior to the Closing, the Odyssey Parties, on the one hand, and AOM, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained herein.

Section 9.14 Amendment. This Agreement may be amended by the Parties at any time by execution and delivery of an instrument in writing signed by each of the Parties, or in the case of a waiver by a Party, signed by the Party to whom such right hereunder inures; provided, however, that after the Odyssey Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the Odyssey Shareholders without such approval having been obtained.

Section 9.15 AOM Acknowledgements. AOM acknowledges that it has conducted its own independent review and analysis of the Odyssey Parties and their respective Subsidiaries and has been provided reasonable access to information for such purpose. AOM further acknowledges that it has relied solely on (a) its own investigation and analysis and (b) the representations and warranties of the Odyssey Parties expressly set forth in Article IV and the certificates delivered pursuant hereto, in each case as qualified by the Odyssey Disclosure Schedule. Except for the representations and warranties expressly set forth in Article IV and such certificates, no Odyssey Party or any of their respective Subsidiaries, Affiliates or Representatives has made, and none of AOM or any Person on behalf of AOM has relied upon, any representation or warranty, express or implied, written or oral, with respect to the Odyssey Parties or their respective Subsidiaries or Affiliates, any information made available in connection with this Agreement, or the transactions contemplated hereby. AOM expressly disclaims any reliance on projections, forecasts or other forward-looking information, except as expressly set forth in such representations and warranties. No Odyssey Party or any of their respective Subsidiaries or Affiliates shall have any liability to AOM arising from any information made available in connection with this Agreement, except to the extent (and subject to the terms of this Agreement) arising from the representations and warranties expressly set forth in Article IV and the certificates delivered pursuant hereto, as qualified by the Odyssey Disclosure Schedule. Notwithstanding the foregoing, nothing in this Agreement shall limit any claim of AOM with respect to fraud.

Section 9.16 Odyssey Parties Acknowledgements. The Odyssey Parties acknowledge that they have conducted their own independent review and analysis of AOM and its Subsidiaries and have been provided reasonable access to information for such purpose. In entering into this Agreement, each Odyssey Party has relied solely on (a) its own investigation and analysis and (b) the representations and warranties of AOM expressly set forth in Article III and the certificates delivered pursuant hereto, in each case as qualified by the AOM Disclosure Schedule. Except for the representations and warranties expressly set forth in Article III and such certificates, neither AOM nor any of its Subsidiaries, Affiliates or Representatives has made, and no Odyssey Party has relied upon, any representation or warranty, express or implied, written or oral, with respect to AOM or its Subsidiaries or Affiliates, any information made available in connection with this Agreement, or the transactions contemplated hereby. Each Odyssey Party expressly disclaims any reliance on projections, forecasts or other forward-looking information, except as expressly set forth in such representations and warranties. Neither AOM nor any of its Subsidiaries or Affiliates shall have any liability to any Odyssey Party arising from any information made available in connection with this Agreement, except to the extent (and subject to the terms of this Agreement) arising from the representations and warranties expressly set forth in Article III and the certificates delivered pursuant hereto, as qualified by the AOM Disclosure Schedule. Notwithstanding the foregoing, nothing in this Agreement shall limit any claim of any Odyssey Party with respect to fraud.

Section 9.17 Disclosure Schedules. The AOM Disclosure Schedule and the Odyssey Disclosure Schedule have each been prepared and organized, for convenience of reference only, in separate sections corresponding to the sections of this Agreement to which they relate. The representations and warranties set forth in Article III and Article IV of this Agreement are subject to: (a) the exceptions and disclosures set forth in the section of the AOM Disclosure Schedule or the Odyssey Disclosure Schedule, as applicable, that corresponds to the specific section of Article III or Article IV in which such representation or warranty appears; and (b) any exceptions or disclosures explicitly cross-referenced in such section of the AOM Disclosure Schedule or the Odyssey Disclosure Schedule, as applicable, to another section thereof. No reference to, or disclosure of, any item or other matter in the AOM Disclosure Schedule or the Odyssey Disclosure Schedule, as applicable, shall be construed as an admission or indication that such item or matter is material (nor shall it establish any standard of materiality for any purpose), or that such item or matter is required to be disclosed pursuant to this Agreement. The information contained in the AOM Disclosure Schedule and the Odyssey Disclosure Schedule is provided solely for purposes of this Agreement and shall not be deemed to constitute an admission by any Party to any third party of any fact, circumstance, or matter whatsoever, including any violation of Law or breach of any agreement. The AOM Disclosure Schedule and the disclosures contained therein are intended solely to qualify and limit the representations, warranties, and covenants of AOM set forth in this Agreement. The Odyssey Disclosure Schedule and the disclosures contained therein are intended solely to qualify and limit the representations, warranties, and covenants of the Odyssey Parties set forth in this Agreement. Nothing contained in the AOM Disclosure Schedule or the Odyssey Disclosure Schedule is intended to expand the scope of, or create any, representation, warranty, or covenant under this Agreement. Matters reflected in the AOM Disclosure Schedule or the Odyssey Disclosure Schedule, as applicable, are not necessarily limited to matters required by this Agreement to be disclosed therein. Any additional information included is provided for informational purposes only and does not necessarily reflect all matters of a similar nature.

Section 9.18 No Recourse. Except as expressly provided in the Ancillary Agreements, all claims, obligations, liabilities and causes of action (whether in contract, tort, at Law, in equity or otherwise, and whether granted by statute or arising under or in connection with this Agreement or the negotiation, execution or performance hereof, including any representation or warranty made as an inducement hereto) may be asserted only against the Parties, and each such claim is solely the obligation of the Parties. No Person other than a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative, assignee, financial advisor or lender of any Party, or any of the foregoing with respect to any of their respective Affiliates (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract, tort, at Law, in equity or otherwise) for any such claims, obligations, liabilities or causes of action arising under or in connection with this Agreement or its negotiation, execution, performance or breach (except as expressly provided in the Ancillary Agreements). To the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action and obligations against all Nonparty Affiliates. Without limiting the foregoing, and to the maximum extent permitted by Law (except as provided in the Ancillary Agreements): (a) each Party waives and releases any and all rights, claims, demands or causes of action that may otherwise be available to seek to disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether pursuant to statute or common-law theories of equity, agency, control, instrumentality, alter ego, domination, single-enterprise, sham, unfairness, undercapitalization or similar doctrines; and (b) each Party disclaims any reliance on any Nonparty Affiliate with respect to any performance obligation under this Agreement or any representation or warranty made in, in connection with, or as an inducement to, this Agreement.

Section 9.19 Construction.

(a) Unless the context otherwise requires: (i) references to the plural include the singular and vice versa; (ii) references to any gender include all genders; (iii) “include,” “includes” and “including” shall be deemed to be followed by “without limitation”; (iv) “hereof,” “herein,” “hereunder,” “hereto” and similar terms refer to this Agreement as a whole; (v) “day” or “days” refers to calendar days; (vi) any reference to information, documents or other materials “made available” by AOM means that a true, correct and complete copy was posted to the virtual data room hosted by AOM at least two (2) Business Days prior to the date of this Agreement; and (vii) “year” or “years” refers to calendar years.

(b) Unless otherwise specified (and solely for disclosure purposes if made available to Odyssey), references in this Agreement to: (i) any document, instrument or agreement (including this Agreement): (A) include all exhibits, schedules and other attachments thereto; (B) include any successor, replacement or predecessor document, instrument or agreement; and (C) mean such document, instrument or agreement as amended, modified or supplemented from time to time in accordance with its terms and in effect at the applicable time; and (ii) any Law mean such Law as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) This Agreement shall be construed without regard to any presumption or rule of construction that any ambiguity should be resolved against the drafter, and shall instead be interpreted according to its fair meaning as if drafted jointly by all Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Mark D. Gordon
Name:	Mark D. Gordon
Title:	Chairman and Chief Executive Officer

OCEANUS MERGER SUB, INC.

By:	/s/ Mark D. Gordon
Name:	Mark D. Gordon
Title:	President

[Signature Page to Agreement and Plan of Merger]

AMERICAN OCEAN MINERALS CORPORATION

By:	/s/ Philip Plough
Name:	Philip Plough
Title:	Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Definitions

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:

“2020 Odyssey Warrant” means each warrant to purchase one (1) share of Odyssey Common Stock at a price of $3.99 per share.

“2022 Odyssey Warrant” means each warrant to purchase one (1) share of Odyssey Common Stock at a price of $3.35 per share.

“A&R Odyssey Articles” has the meaning set forth in the recitals.

“Accredited Investor” has the meaning ascribed to such term in Rule 501(a) promulgated under the Securities Act.

“Acquisition Agreement” has the meaning set forth in Section 5.10(a).

“Actions” means any judicial, administrative, or arbitral actions, mediations, suits, litigations, arbitrations, claims, grievances, complaints, proceedings (public or private), audits, inquiries, investigations, demands, notices, or reviews by or before any Governmental Entity.

“Adverse Recommendation Change” has the meaning set forth in Section 5.10(a).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 5.10(e)(i).

“Ancillary Agreements” means the Confidentiality Agreement, the Exchange Agent Agreement, the CIC Agreements, the OML Agreements and the other documents delivered pursuant to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and kickbacks in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Anti-Dilution Agreement” has the meaning set forth in Section 2.2(b)(ii).

“Anti-Money Laundering Laws” means all Laws concerning or relating to anti-money laundering, terrorist financing, or financial recordkeeping and reporting, including the Money Laundering Control Act of 1986, the Uniting and Strengthening America by Providing Appropriate Tools to Resist, Intercept, and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act), the UK Proceeds of Crime Act 2022, and any similar Laws.

“AOM” has the meaning set forth in the preamble.

“AOM Board” has the meaning set forth in the recitals.

“AOM Closing Certificate” has the meaning set forth in Section 6.3(c).

“AOM Common Stock” means the common stock, par value $0.0001 per share, of AOM.

“AOM Contracts” has the meaning set forth in Section 3.12(a).

“AOM Covered Persons” has the meaning set forth in Section 5.7(b).

“AOM Dissenting Shares” means any shares of AOM Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Merger.

“AOM Intellectual Property” means all Intellectual Property that is owned by AOM or any of its Subsidiaries.

“AOM Lease” has the meaning set forth in Section 3.9(c).

“AOM Leased Real Property” has the meaning set forth in Section 3.9(b).

“AOM Letter of Transmittal” has the meaning set forth in Section 2.5(a).

“AOM Licenses” has the meaning set forth in Section 3.15.

“AOM Material Adverse Effect” means any effect, change, event, circumstance, condition or occurrence that, individually or in the aggregate, has a material adverse effect on the business, results of operations or condition (financial or otherwise) of AOM and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute an AOM Material Adverse Effect or be taken into account in determining whether an AOM Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in general conditions in the industries in which AOM and its Subsidiaries operate, (b) changes in general economic or political conditions, including conditions in the securities, credit, financial or other capital markets, in each case in the United States or any other jurisdiction in which AOM or any of its Subsidiaries operate, including changes or fluctuations in commodity prices, metal prices, supply or demand for commodities or metals, or related input costs, (c) changes in Law or in GAAP (or other applicable accounting regulations or principles), or in the interpretation or enforcement thereof, (d) the public announcement of this Agreement or the public announcement, pendency or consummation of the transactions contemplated hereby or by the Ancillary Agreements, including (i) the impact thereof on the relationships, contractual or otherwise, of AOM or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners and (ii) any facts or circumstances relating to Odyssey or the announcement or other disclosure of Odyssey’s plans or intentions with respect to the conduct of the business of AOM and its Subsidiaries after the Closing (provided, however, that this clause (d) shall not apply to any representation or warranty to the extent the express purpose thereof is to address consequences resulting from the execution, delivery and performance of this

Agreement and any Ancillary Agreements to which AOM is a party or the consummation of the transactions contemplated hereby or by such the Ancillary Agreements), (e) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism (including cyberattacks), or any escalation or worsening thereof, (f) acts of God, weather conditions, calamities, earthquakes, fires, floods, hurricanes, tornadoes or other natural or man-made disasters or force majeure events, (g) any epidemic, pandemic, disease outbreak or other public health emergency, crisis or event, or worsening thereof or responses thereto, (h) any change in AOM’s credit ratings, (i) any failure to meet any internal or published projections, forecasts, budgets or financial or operating predictions in respect of revenue, earnings, cash flow or cash position, (j) the imposition or modification of any tariffs, trade restrictions or other duties, including those arising from changes in trade policies or international relations, and the effects of any trade wars, (k) any event, circumstance, change, effect or condition that results from compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or the Ancillary Agreements, or any action taken, or failure to take action, or such other changes, in each case which Odyssey or any of its Affiliates has approved, consented to or requested or otherwise taken or omitted to take, or (l) events, circumstances, changes, effects or conditions arising from, or attributable to, any matter disclosed in, or reasonably determinable from, the AOM Disclosure Schedule; provided that the underlying facts or occurrences giving rise or contributing to such change, decline or failure in clauses (h) and (i) may be deemed to constitute an AOM Material Adverse Effect or be taken into account in determining whether an AOM Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder; provided, further, that any effect, change, event, circumstance, condition or occurrence referred to in clauses (a), (b), (c), (e), (f), (g) or (j) may be deemed to constitute an AOM Material Adverse Effect, or be taken into account in determining whether an AOM Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such effect, change, event, circumstance, condition or occurrence has a disproportionate adverse effect on AOM and its Subsidiaries (without giving effect to the Merger), taken as a whole, as compared to other participants in the industry in which they operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether an AOM Material Adverse Effect has occurred or would reasonably be expected to occur).

“AOM PIPE Warrant” has the meaning set forth in the recitals.

“AOM PIPE Warrant Agreements” has the meaning set forth in the recitals.

“AOM Specified Stockholders” has the meaning set forth in the recitals.

“AOM Stockholder Notice” has the meaning set forth in Section 5.13(b).

“AOM Stockholders” means the holders of AOM Common Stock.

“AOM Written Consent” has the meaning set forth in Section 5.13(a).

“AOM Written Consent Deadline” has the meaning set forth in Section 5.13(a).

“Balance Sheet Date” means December 31, 2025.

“Bridge Debentures” has the meaning set forth in the recitals.

“Bridge Financing” has the meaning set forth in the recitals.

“Bridge Investors” has the meaning set forth in the recitals.

“Bridge Subscription Agreements” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Capitalization Date” means 5:00 p.m. (New York time) on the date that is two (2) Business Days prior to the date hereof.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“CIC” means CIC Limited, a company formed under the Laws of the Cook Islands.

“CIC Agreements” means, collectively, that certain (a) Revenue Participation Agreement, dated as of February 2, 2026, among CIC, CIC LLC and AOM; (b) General Security Agreement, dated as of March 2, 2026, made by CIC in favor of AOM; (c) Equity Exchange Agreement, to be dated on or after the date hereof, among Odyssey and the shareholders of CIC named therein; (d) Option Agreement, dated as of the date hereof, between CIC LLC and Odyssey; (e) Option Agreement, to be dated on or after the date hereof, among Odyssey and the shareholders of CIC named therein; (f) Note Purchase Agreement, dated as of the date hereof, between CIC LLC and AOM; (g) Convertible Promissory Note, dated as of the date hereof, between CIC LLC and AOM; (h) Pledge Agreement, to be dated on or after the date hereof made by CIC LLC in favor of AOM; (i) Note Purchase Agreement, dated as of the date hereof, between CIC and AOM; (j) Convertible Promissory Note, dated as of the date hereof, between CIC and AOM; (k) General Security Agreement, to be dated on or after the date hereof made by CIC in favor of AOM; (l) Collaboration Memorandum of Understanding, dated as of the date hereof, between AOM and CIC; (m) Sale and Assignment Agreement dated as of April 7, 2026 between Mineral Harvesting Cook Islands, LP and AOM; (n) Sale and Assignment Agreement dated as of April 7, 2026 between Mineral Harvesting Cook Islands II, LP and AOM; and (o) Sale and Assignment Agreement dated as of April 7, 2026 between Provident Trust Group LLC FRO Raphael Diamond Traditional IRA and AOM.

“CIC LLC” means CIC LLC, a Florida limited liability company.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Date Capitalization Statement” has the meaning set forth in Section 2.1.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of September 23, 2025, by and between Odyssey and AOM.

“Consultant Contract” has the meaning set forth in Section 3.17.

“Consultants” has the meaning set forth in Section 3.17.

“Contract” means any contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement, oral or written, to which AOM is a party and is bound.

“December 2023 Odyssey Warrant” means each warrant to purchase one (1) share of Odyssey Common Stock at a price of $2.05 per share.

“DGCL” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Benefit Plan” means “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other retirement, deferred or incentive compensation, bonus, stock purchase, stock option, restricted stock, restricted stock unit, share appreciation right, phantom equity, equity or equity-based, employment, change in control, severance, separation, retention, vacation, paid time off, health or welfare benefit, post-employment welfare fringe benefit, or other benefit or compensation plan, policy, contract, agreement, program, or arrangement.

“Environmental Laws” means all federal, state and local Laws relating to public or worker health and safety, protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), pollution, or Hazardous Substances (including exposure to or Release of Hazardous Substances).

“Environmental Permits” means all Licenses applicable to AOM issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer (in-country), or release of any products, components, commodities, technology, software, or data and import controls, including the Export Administration Regulations and International Traffic in Arms Regulations, each maintained by the Bureau of Industry and Security of the U.S. Department of Commerce and the Directorate of Defense Trade Controls of the U.S. Department of State, respectively, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.3(a).

“Exchange Agent Fund” has the meaning set forth in Section 2.3(a).

“Exchange Ratio” means 4.5017 shares of Odyssey Common Stock for each share of AOM Common Stock.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Financing Conditions” has the meaning set forth in Section 5.15(a).

“FIRPTA Certificate” has the meaning set forth in Section 5.6(c).

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, tribunal, arbitrator, legislative body, authority, body or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a non-U.S. jurisdiction.

“Hazardous Substance” means any chemical, material, substance or waste of any kind or nature, whether solid, liquid, gaseous or radioactive, that is or becomes known to be harmful, hazardous, acutely hazardous, toxic, dangerous, carcinogenic, corrosive, flammable, explosive or otherwise poses a risk to human health, safety or the environment, including any substance that is regulated, defined, designated, listed or classified as such, or for which liability or standards of conduct are imposed, under any applicable Environmental Law, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the federal Resource Conservation and Recovery Act of 1976, as amended, and including asbestos and asbestos-containing materials, polychlorinated biphenyls, per - and polyfluoroalkyl substances, petroleum and petroleum products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital or finance leases, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for earn-out or contingent payments related to acquisitions or investments, (g) for outstanding severance obligations and any accrued, but unpaid, annual bonus obligations, (h) for unfunded pension or retirement agreements, programs, policies, or other arrangements, (i) in respect of dividends declared or distributions payable, (j) under any interest rate, currency, hedging or other derivative agreement, and (k) in the nature of guarantees of the obligations described in clauses (a) through (j) above of any other Person, in each case excluding intercompany indebtedness.

“Indemnified Person” has the meaning set forth in Section 5.7(a).

“Intellectual Property” means all intellectual property throughout the world, including all of the following: (a) trademarks, service marks, trade names, trade dress, corporate names, logos, Internet domain names, rights in social media identifiers and other indicia of origin (together with the goodwill associated therewith); (b) patents, patent applications and rights in all inventions, and all improvements to the foregoing (whether or not patentable or reduced to practice); (c) copyrights and all other rights in works of authorship (whether or not copyrightable); (d) registrations, applications, renewals, extensions, continuations, divisions or reissues for any of the foregoing; (e) trade secrets and rights in know-how, processes, methods, techniques, inventions, formulae, technologies, algorithms, layouts, designs, protocols, specifications, data compilations and databases, and proprietary rights in confidential information; (f) rights in Software; (g) (h) moral rights; and (h) rights to seek and recover damages or other relief in connection with the infringement, misappropriation or other violation of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 5.6(d).

“Intervening Event” has the meaning set forth in Section 5.10(e)(ii).

“IT Assets” has the meaning set forth in Section 3.10(d).

“Knowledge” means, with respect to any Party, the actual knowledge of such Party’s executive officers.

“Law” means any law (including common law), statutes, rules, acts, codes, regulations, directive, ordinances, determinations or Orders of, or legally binding guidance issued, entered into, or promulgated by any Governmental Entities.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including environmental, construction and operation permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“March 2023 Odyssey Warrant” means each warrant to purchase one (1) share of Odyssey Common Stock at a price of $1.10 per share.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.2.

“Merger Sub” has the meaning set forth in the preamble.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NOAA” means the National Oceanic and Atmospheric Administration, an agency of the U.S. Department of Commerce, and any successor Governmental Entity or any office or official thereof having jurisdiction over the NOAA Application.

“NOAA Application” means (a) the NOAA exploration license application for AOM Area-1 LLC, submitted by AOM’s relevant Subsidiary to NOAA on November 26, 2025, including the amended applications submitted on December 18, 2025 and January 30, 2026; and (b) the NOAA exploration license application for AOM Area-2 LLC, submitted by AOM’s relevant Subsidiary to NOAA on December 17, 2025, including the amended application submitted on January 22, 2026, and, in each case, related correspondence with NOAA.

“Non-Core Asset” means Odyssey’s phosphate exploration and development business conducted in Mexico, including the subsea phosphate project located in Mexico’s Exclusive Economic Zone, and all assets, operations, liabilities and equity interests of Odyssey, any of its Subsidiaries and any of their respective Affiliates relating thereto, including Odyssey’s direct and indirect interests in Oceanica Resources Mexico, S. de R.L. de C.V., Phosagmex, S.A.P.I. de C.V., and any successor, subsidiary, joint venture or similar entity holding interests in such project.

“Oceanica Equity Exchange Agreements” mean those certain Amended and Restated Equity Exchange Agreements between Odyssey and certain individuals dated as of June 27, 2025, pursuant to which Odyssey is obligated to issue an aggregate of 1,841,137 shares of Odyssey Common Stock on the terms set forth therein.

“Odyssey” has the meaning set forth in the preamble.

“Odyssey Annual Meeting” has the meaning set forth in Section 5.19.

“Odyssey Articles Amendment” has the meaning set forth in the recitals.

“Odyssey Assumed Warrants” has the meaning set forth in Section 2.4(b).

“Odyssey Assumed Warrants Issuance” has the meaning set forth in the recitals.

“Odyssey Assumed Warrant Shares” has the meaning set forth in Section 2.4(b).

“Odyssey Benefit Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA) and each other material employee benefit, compensation, bonus, incentive, equity or equity-based, deferred compensation, retirement, pension, profit-sharing, savings, severance or change-in-control plan, program or arrangement, in each case that is sponsored or maintained by Odyssey or any of its Subsidiaries for the benefit of its current or former employees, officers or directors or with respect to which Odyssey or any of its Subsidiaries has any direct or contingent liability.

“Odyssey Board” has the meaning set forth in the recitals.

“Odyssey Board Recommendation” has the meaning set forth in Section 5.9(a).

“Odyssey Closing Certificate” has the meaning set forth in Section 6.2(c).

“Odyssey Common Stock” means the common stock, par value $0.0001 per share, of Odyssey.

“Odyssey Intellectual Property” means all Intellectual Property that is owned by Odyssey or any of its Subsidiaries.

“Odyssey Lease” has the meaning set forth in Section 4.8(c).

“Odyssey Leased Real Property” has the meaning set forth in Section 4.8(b).

“Odyssey Licenses” has the meaning set forth in Section 4.14.

“Odyssey Material Adverse Effect” means any effect, change, event, circumstance, condition or occurrence that, individually or in the aggregate, has a material adverse effect on the business, results of operations or condition (financial or otherwise) of Odyssey and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute an Odyssey Material Adverse Effect or be taken into account in determining whether an Odyssey Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in general conditions in the industries in which Odyssey and its Subsidiaries operate, (b) changes in general economic or political conditions, including conditions in the securities, credit, financial or other capital markets, in each case in the United States or any other jurisdiction in which Odyssey or any of its Subsidiaries operate, including changes or fluctuations in commodity prices, metal prices, supply or demand for commodities or metals, or related input costs, (c) changes in Law or in GAAP (or other applicable accounting regulations or principles), or in the interpretation or enforcement thereof, (d) the public announcement of this Agreement or the public announcement, pendency or consummation of the transactions contemplated hereby or by the Ancillary Agreements, including (i) the impact thereof on the relationships, contractual or otherwise, of Odyssey or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners and (ii) any facts or circumstances relating to AOM or the announcement or other disclosure of AOM’s plans or intentions with respect to the conduct of the business of Odyssey and its Subsidiaries after the Closing (provided, however, that this clause (d) shall not apply to any representation or warranty to the extent the express purpose thereof is to address consequences resulting from the execution, delivery and performance of this Agreement and any Ancillary Agreements to which Odyssey is a party or the consummation of the transactions contemplated hereby or by such the Ancillary Agreements), (e) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism (including cyberattacks), or any escalation or worsening thereof, (f) acts of God, weather conditions, calamities, earthquakes, fires, floods, hurricanes, tornadoes or other natural or man-made disasters or force majeure events, (g) any epidemic, pandemic, disease outbreak or other public health emergency, crisis or event, or worsening thereof or responses thereto, (h) any change in Odyssey’s credit ratings, (i) any decline in the market price, or change in trading volume, of any securities of Odyssey, (j) any failure to meet any internal or published projections, forecasts, budgets or financial or operating predictions in respect of revenue, earnings, cash flow or cash position, (k) the imposition or modification of any tariffs, trade restrictions or other duties, including those arising from changes in trade policies or international relations, and the effects of any trade wars, (l) any event, circumstance, change, effect or condition that results from compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or the Ancillary Agreements, or any action taken, or failure to take action, or such other changes, in each case which AOM or any of its Affiliates has approved, consented to or requested or otherwise taken or omitted to take, (m) events, circumstances, changes, effects or conditions arising from, or attributable to, any matter disclosed in, or reasonably determinable from, the Odyssey Disclosure Schedule, or (n) events, circumstances, changes, effects or conditions arising from, or attributable to the Non-Core Asset; provided that the underlying facts or occurrences giving rise or contributing to such change, decline or failure in clauses (h), (i) and (j) may be deemed to constitute an Odyssey Material Adverse Effect or be taken into account in determining whether an Odyssey Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder; provided, further, that any effect, change, event, circumstance, condition or occurrence referred to in clauses (a), (b), (c), (e), (f), (g) or (k) may be deemed to constitute an Odyssey Material Adverse Effect, or be taken into account in determining whether an Odyssey Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such effect, change, event, circumstance, condition or occurrence has a disproportionate adverse effect on Odyssey and its Subsidiaries (without giving effect to the Merger), taken as a whole, as compared to other participants in the industry in which they operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether an Odyssey Material Adverse Effect has occurred or would reasonably be expected to occur).

“Odyssey Material Contract” means a material contract, as such term is defined in Regulation S-K of the SEC, to which Odyssey is party.

“Odyssey Parties” has the meaning set forth in the preamble.

“Odyssey New Preferred Shares” means shares of a new series of preferred stock of Odyssey (the terms of which shall be set forth in a certificate of designation filed prior to or at the Closing) that provides for: (a) conversion of such Odyssey New Preferred Shares into shares of Odyssey Common Stock on an as-converted basis intended to be economically equivalent to the shares of Odyssey Common Stock for which such Odyssey New Preferred Shares are issued; (b) a limitation on conversion pursuant to which no conversion may be effected to the extent that such conversion would result in the holder thereof, together with its Affiliates, beneficially owning (as defined in Section 13(d) of the Exchange Act) more than 4.99% of the outstanding shares of Odyssey Common Stock immediately following such conversion; (c) voting rights on an as-converted basis with the Odyssey Common Stock, voting together with the Odyssey Common Stock as a single class, but only to the extent such Odyssey New Preferred Shares are then convertible into Odyssey Common Stock; and (d) such other powers, preferences, rights and qualifications, limitations and restrictions as are required under applicable state law to establish a valid series of preferred stock.

“Odyssey Preferred Stock” has the meaning set forth in Section 4.3(a).

“Odyssey Related Parties” has the meaning set forth in Section 8.3(d).

“Odyssey Reports” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC on a voluntary basis or otherwise for the past three (3) years by Odyssey pursuant to the Securities Act or the Exchange Act, including any amendments thereto.

“Odyssey Share Issuance” has the meaning set forth in the recitals.

“Odyssey Shareholder Approval” has the meaning set forth in Section 4.2.

“Odyssey Shareholder Meeting” has the meaning set forth in Section 5.9.

“Odyssey Shareholders” means the holders of Odyssey Common Stock.

“Odyssey Special Transaction Committee” has the meaning set forth in the recitals.

“Odyssey Specified Shareholders” has the meaning set forth in the recitals.

“Odyssey Stock Plans” has the meaning set forth in Section 4.3(a).

“Odyssey Termination Payment” has the meaning set forth in Section 8.3(a).

“OML” means Ocean Minerals, LLC, a Cayman Islands limited liability company.

“OML Agreements” means, collectively, that certain (a) Revenue Participation Agreement, dated as of March 20, 2026, among Moana Minerals Limited, OML and AOM; (b) Collaboration Memorandum of Understanding, dated as of March 20, 2026, between AOM and OML; (c) Unit Purchase Agreement, dated as of March 20, 2026, between OML and AOM; (d) Sale and Assignment Agreement, dated as of March 20, 2026, among Transocean Minerals Holdings Limited, AOM and Kiva Marine Limited; and (e) Equity Exchange Agreement, dated as of the date hereof, among Odyssey and the members of OML named therein.

“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Party” has the meaning set forth in the preamble.

“Per Share Merger Consideration” has the meaning set forth in Section 2.4(a).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords with respect to AOM Leased Real Property or Odyssey Leased Real Property, as applicable, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in connection with the organizational, administrative, or compliance activities of AOM, Odyssey or any of their respective Subsidiaries, as applicable, and not yet due and payable, (d) in the case of AOM Leased Real Property or Odyssey Leased Real Property, as applicable, zoning, building codes, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other similar matters of record, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by AOM or Odyssey, as applicable, or the operation of the business conducted thereon, and (e) Liens securing the Indebtedness of AOM or Odyssey, as applicable, to be released on or prior to Closing.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“PIPE Agreements” means the PIPE Subscription Agreement, the AOM PIPE Warrant Agreements and, if required pursuant to the terms of the PIPE Subscription Agreement, the PIPE Registration Agreement.

“PIPE Investment” has the meaning set forth in the recitals.

“PIPE Investors” has the meaning set forth in the recitals.

“PIPE Registration Rights Agreement” means the registration rights agreement to be entered into in accordance with the PIPE Subscription Agreement.

“PIPE Subscription Agreement” has the meaning set forth in the recitals.

“Post-Closing Odyssey Chief Executive Officer” has the meaning set forth in Section 1.4(c).

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.8(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Requisite AOM Approval” has the meaning set forth in Section 3.2.

“Reverse Stock Split” has the meaning set forth in Section 5.19.

“Reverse Stock Split Proposal” has the meaning set forth in Section 5.19.

“Sanctioned Country” means any country or territory that is, or during the past seven (7) years has been, the subject or target of comprehensive, country-wide or territory-wide Sanctions, which, as of the date of this Agreement, comprise Cuba, Iran, Syria (until July 1, 2025), North Korea, and the Crimea, Donetsk and Luhansk People’s Republics regions of Ukraine.

“Sanctioned Person” means any Person that is: (a) identified on, or 50% owned or controlled (directly or indirectly), by one or more Persons identified on, or acting on behalf of a Person identified on, any applicable U.S. or non-U.S. Sanctions- or Ex-Im Laws-related restricted party list, including the U.S. Department of Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List, (b) ordinarily resident, operating, or located in, or organized under the Laws of, or 50% owned or controlled (directly or indirectly) by, or acting on behalf of, a Person which is ordinarily resident, operating, or located in, or organized under the Laws of a Sanctioned Country, (c) a government of, or owned or controlled (directly or indirectly) by, or acting on behalf of, a Sanctioned Country or Venezuela, or (d) otherwise a target of Sanctions.

“Sanctions” means all U.S. and non-U.S. economic, financial, or trade sanctions Laws, embargoes, or restrictive measures, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified CIC and OML Agreements” means, collectively, each CIC Agreement and each OML Agreement that, in accordance with its terms, closes within five (5) Business Days of the Closing.

“Software” means all computer software and computer programs (whether in object code or source code format), data and databases in any form or format, firmware and embed versions thereof, and related documentation, developer notes, comments and annotations thereof.

“Stockholders Rights” has the meaning set forth in Section 3.3.

“Subsidiary” or “Subsidiaries” means any Person of which AOM, Odyssey, or other specified Person shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body.

“Subsidiary Equity Rights” has the meaning set forth in Section 3.4.

“Superior Proposal” has the meaning set forth in Section 5.10(e)(ii).

“Surviving Corporation” has the meaning set forth in the recitals.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes together with any attachments and all amendments thereto.

“Taxes” means all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added estimated, alternative or add-on minimum, escheat, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto.

“Terminating AOM Breach” has the meaning set forth in Section 8.1(g).

“Terminating Odyssey Breach” has the meaning set forth in Section 8.1(h).

“Trade Control Laws” has the meaning set forth in Section 3.17.

“Transaction Proposals” has the meaning set forth in Section 5.8(a).

“Transfer Taxes” has the meaning set forth in Section 5.6(a).

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“willful and intentional breach” means a material breach of this Agreement that is the consequence of an intentional act or failure to act of a Party with the knowledge that such act or failure to act would, or would reasonably be expected to, constitute a material breach of this Agreement.

“Withholding Party” has the meaning set forth in Section 2.6.